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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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Sanmina Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANMINA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 11, 2019

        The Annual Meeting of Stockholders of Sanmina Corporation will be held on March 11, 2019, at 11:00 a.m., Pacific Standard Time, at Sanmina Corporation's corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

  1.
  To elect nine directors of Sanmina Corporation.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as Sanmina Corporation's independent registered public accounting firm for the fiscal year ending September 28, 2019.

  3.
  To approve the 2019 Equity Incentive Plan of Sanmina Corporation.

  4.
  To approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation's named executive officers.

  5.
  To transact such other business as may properly come before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

        Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission, Sanmina Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, stockholders of record at the close of business on January 17, 2019 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting. Sanmina Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about January 24, 2019.

        All stockholders are cordially invited to attend the Annual Meeting in person. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote in person even if he or she previously voted by another method.

FOR THE BOARD OF DIRECTORS

Christopher K. Sadeghian Corporate Secretary

SANMINA CORPORATION
30 E. Plumeria Drive
San Jose, California 95134

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Q1:
Why am I receiving these proxy materials?

A:
The Board of Directors of Sanmina Corporation ("Sanmina," "we," "us" or "our") is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2019 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, March 11, 2019 at 11:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described in this document.

Q2:
What is the Notice of Internet Availability of Proxy Materials?

A:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

  We expect to mail the Notice of Internet Availability on or about January 24, 2019, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q3:
Where is the Annual Meeting?

A:
The Annual Meeting will be held at our corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134. The telephone number at the meeting location is (408) 964-3500.

Q4:
Can I attend the Annual Meeting?

A:
You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of January 17, 2019. You should bring a brokerage statement or other evidence of your Sanmina shareholdings for entrance to the Annual Meeting. The meeting will begin promptly at 11:00 a.m., Pacific Standard Time.

Stock Ownership

Q5:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Stockholders of Record. If your shares are registered directly in your name with Sanmina's transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you.

  Beneficial Owners.    Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the "beneficial owner" of shares held in "street name." The Notice of Internet Availability should be forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q6:
Who is entitled to vote at the Annual Meeting?

A:
Holders of record of our common stock at the close of business on January 17, 2019 are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of January 17, 2019. As of the close of business on January 17, 2019, there were 68,401,044 shares of common stock outstanding and entitled to vote at the Annual Meeting held by approximately 832 stockholders of record.

Q7:
How many shares must be present or represented to conduct business at the Annual Meeting?

A:
The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present in person at the Annual Meeting or have properly submitted a proxy.

  Under the General Corporation Law of the State of Delaware, abstentions and broker "non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q8:
What is a broker "non-vote" and how are they counted at the Annual Meeting?

A:
A broker "non-vote" occurs if you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions. At the Annual Meeting, broker non-votes will be counted toward the presence of a quorum for the transaction of business at the meeting, but will not be counted as votes cast on any matter being voted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of any proposal being voted upon at the Annual Meeting.

Q9:
Can I vote my shares in person at the Annual Meeting?

A:
Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote your shares at the Annual Meeting by following the procedures described below.

  Stockholders of Record.    Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting even if previously voted by another method.

  Beneficial Owners.    Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

  Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q10:
Can I vote my shares without attending the Annual Meeting?

A:
Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting, as summarized below.

  Internet.    Stockholders of record with Internet access may submit proxies by following the "Vote by Internet" instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Standard Time, on March 10, 2019 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. ("Broadridge") online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in the Broadridge program.

  Telephone.    Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

  Mail.    If you are a record holder (i.e. you own your shares directly and not through a broker), you may request a proxy card from Sanmina on which you can indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If you hold your shares in street name, the voting instructions provided by your broker, trustee or nominee will indicate how you may vote by mail.

Q11:
How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:
If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted "FOR" Proposals One, Two, Three and Four.

Q12:
What happens if additional matters are presented at the Annual Meeting?

A:
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place or adjournment for the purpose of soliciting additional proxies, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q13:
Can I change or revoke my vote?

A:
Yes, by following the instructions below:

  Stockholders of Record.    If you are a stockholder of record, you may change your vote by:

  •
  Delivering to Sanmina's Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or

  •
  Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  Any written notice of revocation or subsequent proxy card must be received by Sanmina's Corporate Secretary prior to the taking of the vote at the Annual Meeting.

  A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote no later than 11:59 p.m., Eastern Standard Time, on March 10, 2019.

  Beneficial Owners.    If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q14:
What proposals will be voted on at the Annual Meeting?

A:
At the Annual Meeting, stockholders will be asked to vote on:

  Proposal One.    The election of nine directors to hold office until the 2020 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

  Proposal Two.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2019;

  Proposal Three.    The approval of the 2019 Equity Incentive Plan; and

  Proposal Four.    The approval on an advisory (non-binding) basis of the compensation of our named executive officers.

Q15:
What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:
Proposal One.    A nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes do not count as "votes cast" with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Committee deems relevant.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the nine nominees for election as director. The Board of Directors recommends that you vote your shares "FOR" each of the nine nominees listed in Proposal One.

  Proposal Two.    The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Two.

  Proposal Three.    The affirmative vote of a majority of the votes cast is required to approve the 2019 Equity Incentive Plan. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Three.

  Proposal Four.    The affirmative vote of a majority of the votes cast is required to approve on an advisory (non-binding) basis the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. The Board of Directors recommends that you vote your shares "FOR" Proposal Four.

Q16:
Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Sanmina will bear all expenses of soliciting proxies. We must reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Sanmina may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q17:
Where can I find the voting results of the Annual Meeting?

A:
We intend to announce the voting results of the Annual Meeting in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the meeting date.

Stockholder Proposals and Director Nominations

Q18:
What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:
You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

  Requirements for stockholder proposals to be considered for inclusion in our proxy materials.    Stockholders may present proper proposals to be considered for inclusion in Sanmina's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in the proxy statement for the 2020 Annual Meeting of Stockholders, stockholder proposals must be received by Sanmina's Corporate Secretary no later than September 26, 2019 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Requirements for stockholder proposals to be brought before an Annual Meeting of Stockholders.    In addition, our bylaws establish an advance notice procedure for stockholders who wish to present matters before an Annual Meeting of Stockholders, provided that the stockholders are stockholders of record when notice is given and on the record date for the determination of the stockholders entitled to vote at the Annual Meeting. To be timely for the 2020 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between November 10, 2019 and December 10, 2019. For all matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

  •
  A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

  •
  The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a "Stockholder Associated Person");

  •
  The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;

  •
  Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and

  •
  A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina's voting shares required under applicable law to carry the proposal.

Additional Information

Q19:
What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:
If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Q20:
How may I obtain a separate copy of the Notice of Internet Availability?

A:
If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominee record holders may be participating in the practice of "householding," which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact our Investor Relations Department at (408) 964-3610 or write to us at 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

Q21:
Can I access Sanmina's proxy materials and Annual Report on Form 10-K over the Internet?

A:
Yes. All stockholders and beneficial owners will have the ability to access our proxy materials, free of charge, at www.proxyvote.com with their control number referred to in the Notice of Internet Availability. Sanmina's Annual Report on Form 10-K for the fiscal year ended September 29, 2018 is also available on the Internet as indicated in the Notice of Internet Availability.

Q22:
What is the mailing address for Sanmina's principal executive offices?

A:
Our principal executive offices are located at 30 E. Plumeria Drive, San Jose, California 95134. Any written requests for additional information, copies of the proxy materials and the 2018 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

            NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SANMINA SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Identification of Nominees

        Our Board of Directors (the "Board") currently consists of ten members. The Nominating and Governance Committee of the Board has nominated the nine members of the Board listed below for reelection at this meeting. Current director Wayne Shortridge is not standing for reelection.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jure Sola, Michael J. Clarke, Eugene A. Delaney, William J. DeLaney, John P. Goldsberry, Rita S. Lane, Joseph G. Licata, Jr., Mario M. Rosati and Jackie M. Ward. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Nominating and Governance Committee to fill the vacancy. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the nominees listed below as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until that person's successor has been elected by the holders of the outstanding shares of Common Stock and qualified, or until his or her earlier death, resignation or removal in the manner provided in our bylaws.

Name of Nominee	Age	Principal Occupation	Director Since
Jure Sola	68	Executive Chairman of Sanmina Corporation	1989
Michael J. Clarke	64	Chief Executive Officer of Sanmina Corporation	2013
Eugene A. Delaney	62	Consultant	2013
William J. DeLaney	63	Former Chief Executive Officer, Sysco Corporation	2018
John P. Goldsberry	64	Former Chief Financial Officer, GLOBALFOUNDRIES Inc.	2008
Rita S. Lane	56	Consultant	2016
Joseph G. Licata, Jr.	58	Managing Partner, BlueArc Capital Management	2007
Mario M. Rosati	72	Member, Wilson Sonsini Goodrich & Rosati, P.C.	1997
Jackie M. Ward	80	Former Chair of the Board of Sysco Corporation and Chair of the Board of Luna-C Clothing	2001

        Jure Sola has served as Sanmina's Executive Chairman since October 2017, Chief Executive Officer from April 1991 to October 2017, as Chairman of Sanmina's Board from April 1991 to December 2001 and from December 2002 to October 2017, and Co-Chairman of Sanmina's Board from December 2001 to December 2002. In 1980, Mr. Sola co-founded Sanmina Corporation and initially held the position of Vice President of Sales. In October 1987, he became Vice President and General Manager of Sanmina Corporation, responsible for manufacturing operations and sales and marketing. In July 1989, Mr. Sola was elected as a director and in October 1989 was appointed as President of Sanmina Corporation.

        Michael J. Clarke has served as the Chief Executive Officer of Sanmina since October 2018 and as a director of Sanmina since December 2013. Mr. Clarke is also a member of the board of directors of U.S. LBM Holdings, Inc., a privately-held specialty building materials distributor. From December 2011 through July 2016, Mr. Clarke was a member of the Board of Directors, President and Chief Executive Officer of Nortek, Inc., a manufacturer of products for remodeling, residential and new construction, manufactured housing and personal and enterprise computer markets. From 2005 until joining Nortek, Mr. Clarke served as President, Flex Infrastructure and Group President of Integrated Network Solutions of Flextronics International, Ltd, a publicly traded provider of design and electronics manufacturing services to original equipment manufacturers.

        Eugene A. Delaney has served as a director of Sanmina since December 2013. Mr. Delaney previously served as Executive Vice President, Product and Business Operations of Motorola Solutions, Inc., a worldwide provider of communications infrastructure, devices, software and services to government and enterprise customers, from January 2011 through July 2013. Prior to that time, Mr. Delaney held the positions of Executive Vice President, Product and Business Operations, Enterprise Mobility Solutions, Motorola, Inc., from August 2010 to January 2011; Executive Vice President, President, Enterprise Mobility Solutions from January 2009 to August 2010; Senior Vice President, Government and Public Safety from May 2007 to January 2009; and Senior Vice President, International Sales Operations, Networks and Enterprise from May 2006 to May 2007. Prior to that time, Mr. Delaney served in other senior management roles with Motorola, Inc., including Senior Vice President of the Cellular Infrastructure Group, President of Asia/Pacific region and Chairman of Motorola China Ltd.

        William J. DeLaney has served as a director of Sanmina since January 2018. Mr. DeLaney served as Chief Executive Officer of Sysco Corporation, a food marketing and distribution company, from March 2009 until December 2017 and as a director of Sysco from January 2009 until December 2017. He held the additional title of President from March 2010 through December 2015. Previously, Mr. DeLaney held various finance, management and executive positions with Sysco, which he joined in 1987. Mr. Delaney also serves as a director of Cigna Corporation, a global health service company, and Union Pacific Corporation, a rail transportation company.

        John P. Goldsberry has served as a director of Sanmina since January 2008. Mr. Goldsberry served as Chief Financial Officer of GLOBALFOUNDRIES Inc., a semiconductor foundry company from January 2016 to January 2018 and as Chief Accounting Officer from June 2013 until January 2016. Mr. Goldsberry served as Chief Financial Officer of American Traffic Solutions, Inc., the leading traffic camera services company, from July 2010 until November 2012, and as Chief Financial Officer of TPI Composites, Inc., a manufacturer of composites products for the wind energy markets, from July 2008 until July 2010. Mr. Goldsberry previously served as Senior Vice President and Chief Financial Officer of Gateway, Inc., a computer manufacturer, from August 2005 to April 2008. He also served as Senior Vice President, Operations, Customer Care and Information Technology from April 2005 to August 2005, as Senior Vice President, Strategy and Business Development from March 2004 to April 2005 and as Chief Financial Officer of eMachines, Inc., a PC manufacturer acquired by Gateway, from January 2004 until March 2004. Previously, Mr. Goldsberry held Chief Financial Officer positions at TrueSpectra, Inc., an imaging solutions company, Calibre, Inc., a wireless technology company, Quality Semiconductor, Inc., a semiconductor company, DSP Group, Inc., a semiconductor company and The Good Guys, Inc., an electronics retailer, and worked for Salomon Brothers and Morgan Stanley in a number of corporate finance positions.

        Rita S. Lane has served as a director of Sanmina since September 2016. Since January 2014, she has been the Principal at Hajime, LLC a supply chain advisor for start-up companies. Ms. Lane also serves as a Supervisory Board member of Signify Holdings (formerly Philips Lighting), a global lighting systems manufacturer, and as a board member of L3 Technologies, Inc., a provider of aerospace, communication, electronic and sensor systems. She served as Vice President, Operations, for Apple Inc. from July 2008 through January 2014. From June 2006 through July 2008, she was Senior Vice President, Integrated Supply Chain/Chief Procurement Officer for Motorola Solutions, Inc. and prior to that time held senior supply chain positions at International Business Machines Corporation for more than ten years. Ms. Lane also served for five years in the United States Air Force as a Captain.

        Joseph G. Licata, Jr. has served as a director of Sanmina since August 2007. Since April 2014, he has been the Managing Partner—Private Equity, of BlueArc Capital Management. Mr. Licata is currently Chairman of the Board of Choice Adhesives, Brunswick Bowling Products HealPros Corp., all privately-held companies. From January 2011 until April 2014, he was the Chief Executive Officer of Synergy Leadership, LLC, a firm specializing in Board and CEO advisory services in the areas of corporate and growth strategy, sales, performance improvement, operational full potential and customer value creation, a company which he also founded. He served as Chief Executive Officer of Peopleclick Authoria, Inc., a vendor of human resources process management software and services, from April 2010 through November 2010. He also served as President and Chief Executive Officer of SER Solutions, Inc., a global call management and speech analytics solutions company, from July 2007 through October 2008 when the company was acquired. Mr. Licata also served as President of Siemens Enterprise Networks, LLC, a leader of open communications solutions for enterprises, from 2001 to 2006.

        Mario M. Rosati has served as a director of Sanmina since 1997. He has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971. Mr. Rosati serves as a member of the Board of Directors of Aehr Test Systems, a manufacturer of electronics device testing equipment. Mr. Rosati also serves as a director of several privately held companies.

        Jackie M. Ward has served as a director of Sanmina since December 2001. From 1992 until December 2001 when we merged with SCI Systems, Inc., she served as a director of SCI. During the past five years, Ms. Ward also served as a director of Sysco Corporation (Chair of the Board), Anthem, Inc. (Chair of the Board) and Flowers Foods, Inc. (Lead Director). Ms. Ward also serves as Chair of the Board of Luna-C Clothing, a sports clothing company. From December 2000 to October 2006, Ms. Ward was the Outside Managing Director of Intec Telecom Systems, USA, a provider of turnkey telecommunication systems and products. From 1968 to 2000, she served as President, Chief Executive Officer and Chairman of the Board of Computer Generation Incorporated, which company she also co-founded.

Qualifications of Nominees

        The Nominating and Governance Committee believes its slate of nominees possess the strategic development, financial, operational and industry-specific skills necessary to effectively guide and oversee our business. In evaluating the qualifications of the nominees listed above, the Nominating and Governance Committee considered a number of factors, including the nominees' experience as shown in the following chart:

*
Board Level Only

        The Nominating and Governance Committee does not require that each nominee have experience in each of these areas, instead evaluating nominees as a group to ensure that the Board as a whole possesses the appropriate mix of experience and knowledge. The Nominating and Governance Committee does not explicitly consider diversity in identifying nominees for director. Below are listed the primary factors considered by the Nominating and Governance Committee with respect to each nominee in determining to nominate him or her for election to the Board and for service as a member of one of our Board committees, if applicable.

Name of Nominee	Board Nominating Factors	Committee Nomination Factors
Jure Sola	Mr. Sola's role as the co-founder of Sanmina as well as his more than 35 years of experience in the electronics manufacturing industry and deep knowledge of the company and its operations	N/A
Michael J. Clarke
	Mr. Clarke's more than 25 years of senior executive, business development and operational experience managing global companies in numerous industries, including electronics, telecommunications, industrial, aerospace and automotive	N/A
Eugene A. Delaney	Mr. Delaney's more than 20 years of senior management experience with a major global communications technology company, particularly in the areas of business transformation and corporate finance	Mr. Delaney's numerous roles and extensive expertise overseeing the financial performance and operations of large divisions within a major multinational firm (Audit and Compensation)
William J. DeLaney
	Mr. DeLaney's over 30 years' experience and knowledge in the areas of leadership and management development, corporate strategy development, finance and accounting and distribution and supply chain management	Mr. DeLaney's broad-based experience as a Chief Executive Officer of a large publicly-traded company and in senior finance and management roles (Audit and Nominating and Governance)
John P. Goldsberry
	Mr. Goldsberry's understanding of hardware and manufacturing businesses (computers, renewable energy, electronic equipment and semiconductors), providing knowledge to help Sanmina refine and improve its strategy and execution	Mr. Goldsberry's experience as chief financial officer of a number of public and private technology and manufacturing companies (Audit and Compensation)
Rita S. Lane	Ms. Lane's more than 30 years experience in global supply chain, technology products and hardware operations for Fortune 100 companies	Ms. Lane's executive level and board experience giving her insights into operational and financial matters and best governance practices (Audit and Nominating and Governance)

Name of Nominee	Board Nominating Factors	Committee Nomination Factors
Joseph G. Licata, Jr.	Mr. Licata's more than 10 years of experience as chief executive of technology companies, giving him excellent visibility into operational and financial issues	Mr. Licata's role in several companies as chief executive officer and as a Board member of several privately-held companies (Audit and Compensation)
Mario M. Rosati
	Mr. Rosati's senior and significant role in a major Silicon Valley law firm serving technology companies and service on multiple company boards, giving him unique viewpoints on the technology industry and strategies for growth	N/A
Jackie M. Ward	Ms. Ward's wealth of experience as a current or former board member of a number of leading Fortune 500 companies and her long-term service as a technology company chief executive officer
Ms. Ward's prior experience as a chief executive officer and her experience as a board, compensation and governance committee member of a number of leading Fortune 500 companies (Compensation and Nominating and Governance)

Vote Required; Recommendation of the Board of Directors

        A nominee for director shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Abstentions and broker non-votes do not count as "votes cast" with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Nominating and Governance Committee deems relevant.

        OUR BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

 PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending September 28, 2019. In the event stockholders do not ratify the Audit Committee's selection of PwC as our independent registered public accounting firm, the Audit Committee may reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        The following is a summary of fees billed by our independent registered public accounting firm for the fiscal years ended September 30, 2017 ("fiscal 2017") and September 29, 2018 ("fiscal 2018"). The Audit Committee considers the non-audit and tax fees in its assessment of the independence of the Company's independent registered public accounting firm.

Audit Fees

        The aggregate fees billed for professional services rendered by PwC for the audit of our annual consolidated financial statements, various statutory audits and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2017 and fiscal 2018 were as follows:

Fiscal 2017	Fiscal 2018
$3,027,000	$2,635,000

Audit-Related Fees

        The aggregate fees billed for audit-related services, exclusive of the fees disclosed above relating to audit fees, rendered by PwC during fiscal 2017 and fiscal 2018 were as follows:

Fiscal 2017	Fiscal 2018
$51,000	$172,000

Tax Fees

        The aggregate fees billed for tax services rendered by PwC during fiscal 2017 and fiscal 2018 are set forth below. These services consisted primarily of tax compliance and tax consultation services.

Fiscal 2017	Fiscal 2018
$667,000	$373,000

All Other Fees

Fiscal 2017	Fiscal 2018
$4,000	$4,000

        The Audit Committee has concluded that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.

Audit Committee Pre-Approval Policy with Respect to Audit Services and Permissible Non-Audit Services

        All services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the SEC's Rule 2-01 of Regulation S-X. Our independent registered public accounting firm periodically reports to the Audit Committee services for which the independent registered public accounting firm has been engaged and the aggregate fees incurred and to be incurred. During fiscal 2018, all services provided by our independent registered public accounting firm were pre-approved in accordance with this policy.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

        THE BOARD BELIEVES THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2019.

PROPOSAL THREE:
APPROVAL OF THE 2019 Equity Incentive Plan

Request for Stockholder Approval of 2019 Equity Incentive Plan

        The stockholders are being asked to approve our 2019 Equity Incentive Plan (the "2019 Plan"). The 2019 Plan is intended to replace our 2009 Incentive Plan, as amended (the "2009 Plan"), which will expire as to future grants on January 26, 2019. Approval of the 2019 Plan will allow the Company to continue to provide equity awards as part of the Company's compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the 2019 Plan will compel the Company to significantly increase the cash component of employee compensation to attract and retain key employees because the Company would need to replace components of compensation previously delivered in equity awards and which would therefore reduce our operating cash flow.

        The Board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. Equity plans such as the 2019 Plan increase Sanmina's ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps Sanmina to recruit, reward, motive, and retain talented personnel. The Board believes that the approval of the 2019 Plan is essential to Sanmina's continued success, in particular, Sanmina's ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Sanmina competes. Such awards are also crucial to Sanmina's ability to motivate employees to achieve its goals.

        Stockholders are being asked to approve an aggregate of 3,993,000 shares for future issuance under the 2019 Plan (the "Shares"). This amount includes 2,393,006 shares that remained available for grant under the 2009 Plan as of January 4, 2019, which plan, as stated above, will expire on January 26, 2019 and therefore will no longer be available for grant under that plan. We expect that the share reserve under the 2019 Plan will allow us to continue to grant equity-based compensation at levels we deem necessary and appropriate for approximately the next two years. We base this belief upon our historical annual equity award grant rate (otherwise known as burn rate), our historical forfeiture rate and our estimates of the number of Shares that we estimate will be needed to attract new senior and executive hires and in connection with potential merger and acquisition transactions. This belief could change, however, based upon a number of factors, including the need to increase our burn rate over historical averages in order to attract and retain key talent and the price of our common stock (because we determine the size of equity awards to be granted in part based on the price of our common stock at the time of grant, if our stock price on the date the award is granted is significantly lower than the stock price assumed in our forecast, we would need to grant a larger number of Shares than anticipated to deliver the same value to participants).

Key Plan Provisions

  •
  The 2019 Plan has a ten year term;

  •
  The 2019 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and such other cash or stock awards to eligible individuals as the plan's administrator (as defined below) may determine;

  •
  3,993,000 shares will be authorized for issuance pursuant to awards under the 2019 Plan, inclusive of 2,393,006 shares that remained available for grant under the 2009 Plan as of January 4, 2019, which plan, as stated above, will be expiring on January 26, 2019 and therefore no longer available for grant under that plan;

  •
  Shares subject to outstanding awards under the 2009 Plan that are forfeited, cancelled, or otherwise expire under will be rolled into the 2019 Plan;

  •
  Any Shares subject to awards other than options or stock appreciation rights (e.g., "full value" awards) will be counted against numerical share limits as 1.36 Shares for every one Share subject thereto; and

  •
  The 2019 Plan will be administered by the Compensation Committee.

Key Reasons stockholder considerations

        Stockholders should consider the following in determining whether to approve our 2019 Plan:

  1.
  Our share repurchases in the last three fiscal years have more than offset the dilutive effect of grants made under the Incentive Plan during the same time period. During the last three fiscal years, we have repurchased approximately 16.1 million shares of our common stock in the open market, more than offsetting the potential dilution from the 5.0 million shares granted under the Incentive Plan during that same time period. Since the end of fiscal 2014, we have reduced the number of shares of our common stock outstanding from 78.1 million shares to 67.7 million shares.

  2.
  Our burn rate is reasonable compared to our peers. Sanmina's three-year average net burn rate (grants less cancellations divided by outstanding shares) of 1.6% is well within the range of (1.2%) to 3.0% of the peer companies listed in the "Compensation Discussion and Analysis" on page 45 of the Proxy Statement for their most recently completed fiscal year for which data is publicly available.

  3.
  The 2019 Plan follows best market practices. Our 2019 Plan has been designed consistent with the qualitative standards of proxy advisory firms and equity plan best practices. As a result, the Incentive Plan:

  a.
  Does not permit the repricing of awards granted under the 2019 Plan unless approved by stockholders;

  b.
  Provides for responsible share counting in that any Shares tendered or withheld to pay taxes or an option's exercise price are not available for reissuance;

  c.
  Does not provide for automatic acceleration of vesting of awards upon an acquisition of Sanmina;

  d.
  Includes a fungible share ratio, which reduces the dilution of the plan for stockholders by decreasing the plan pool at a higher rate (1.36:1) for full-value awards, like the restricted stock unit awards that Sanmina typically grants, than for stock options; and

  e.
  The 2019 Plan does not provide for any tax gross-ups.

  4.
  Overhang. As of January 4, 2019, 6.4 million shares were subject to outstanding equity awards under our 2009 Plan and 8.8 million shares were reserved for issuance under our 2009 Plan, inclusive of outstanding equity awards, representing 10% and 14% of our shares outstanding, respectively. This "overhang" is reasonable compared to that of our peers. And although our overhang has been adversely impacted by our high rates of share repurchases, such repurchases have more than offset the dilution from our share issuances under the 2009 Plan over the last three fiscal years.

  5.
  Adherence to Proxy Advisory Firm Guidelines. In light of our significant institutional stockholder base, we have implemented several plan features recommended by proxy advisory firms in the 2019 Plan, including:

  a.
  All awards granted under the 2019 Plan must have a minimum vesting period of at least one year, subject to certain de minimus exceptions;

  b.
  All shares received by the Chief Executive Officer upon exercise, settlement or issuance of an award must be held for a minimum of one year before being sold or, if earlier, until the termination of the Chief Executive Officer's service;

  c.
  Reasonable and appropriate change in control provisions;

  d.
  No dividends payable on unvested awards; and

  e.
  No liberal recycling of full value awards.

Summary of the 2019 Plan

        A summary of the principal provisions of the 2019 Plan is set forth below. However, this summary is not a complete description of all of the provisions of the 2019 Plan and is qualified in its entirety by the specific language of the 2019 Plan, which is attached as Appendix A to this proxy statement.

Administration

        Our Board of Directors has delegated administration of the 2019 Plan to the Compensation Committee. Our Board of Directors and the Compensation Committee may further delegate administration of the 2019 Plan to any committee of our Board of Directors, or a committee of individuals satisfying applicable laws appointed by our Board of Directors in accordance with the terms of the 2019 Plan. Our Board of Directors may delegate authority to one or more officers of the Company the authority to do one or both of the following: (i) designate employees or consultants of the Company or any of its subsidiaries who are not officers to be recipients of options, restricted stock and restricted stock units under the terms of the 2019 Plan, and (ii) determine the number of Shares to be subject to such awards; provided, however, that the Board resolutions regarding such delegation shall specify the total number of Shares that may be subject to the awards granted by such officer.

        For purposes of this summary of the 2019 Plan, the term "administrator" will refer to our Board of Directors or any committee designated by our Board of Directors to administer the 2019 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

        Subject to the terms of the 2019 Plan, the administrator has the authority, in its discretion, to (i) determine the fair market value of a Share, (ii) select the service providers to whom awards may be granted, (iii) determine the number of Shares to be covered by each award granted under the 2019 Plan, (iv) to approve forms of award agreement for use under the 2019 Plan, (v) determine the terms and conditions of any award granted under the 2019 Plan, provided these are not inconsistent with the terms of the 2019 Plan, (vi) construe and interpret the terms of the 2019 Plan and awards granted under the 2019 Plan, (vii) prescribe, amend and rescind rules and regulations relating to the 2019 Plan, (viii) modify or amend each award, subject to the terms of the 2019 Plan; provided that the administrator may not modify or amend an option or stock appreciation right to reduce the exercise price after it has been granted (except for adjustments made pursuant to the terms of the 2019 Plan), and the administrator may not implement any type of exchange program, unless such action is approved by stockholders prior to such action being taken, (ix) allow participants to satisfy tax withholding obligations in a manner prescribed under the terms of the 2019 Plan, (x) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator, (xi) allow a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an award pursuant to such procedures as the administrator may determine, and (xii) make all other determinations deemed necessary or advisable for administering the 2019 Plan. The administrator's decisions, determinations and interpretations will be final and binding on all participants and any other holders of awards.

Eligibility

        All types of awards other than incentive stock options may be granted to our non-employee directors and to employees and consultants of the Company or any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. As of December 29, 2018, we had approximately 48,000 eligible participants, including employee directors, outside directors and consultants.

Shares Available for Issuance

        Subject to the adjustment provisions contained in the 2019 Plan, our stockholders are being asked to approve a number of Shares for issuance under the 2019 Plan equal to 3,993,000 Shares, plus any Shares subject to stock options or similar awards granted under the 2009 Plan that, after the date of stockholder approval of this Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2009 Plan that, after the date of stockholder approval of this Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the 2009 Plan equal to 6,436,840 Shares. The 3,993,000 Shares our stockholders are being asked to approve includes 2,393,006 shares that remain available for grant under the 2009 Plan as of January 4, 2019, which plan, as stated above, will be expiring on January 26, 2019 and therefore no longer available for grant under that plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

        Any Shares subject to awards other than options or stock appreciation rights will be counted against the numerical limits of the 2019 Plan as 1.36 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such award are forfeited or repurchased by the Company and would otherwise return to the 2019 Plan, 1.36 times the number of Shares so forfeited or repurchased will return to the 2019 Plan and will again become available for issuance.

        If an award under the 2019 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units which are to be settled in Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the plan has terminated). Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the award so exercised will cease to be available under the 2019 Plan. If unvested Shares of restricted stock, or unvested Shares issued pursuant to awards of restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company, such Shares will become available for future grant under the 2019 Plan. Shares used to pay the tax and exercise price of an award will not become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the 2019 Plan.

Adjustments

        In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our common stock, the 2019 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, will adjust the number and class of Shares that may be delivered under the 2019 Plan and/or the number, class, and price of Shares covered by each outstanding award, and the numerical Share or value limits, as applicable, set forth in the 2019 Plan.

Stock Options

        An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period of time. Each option granted under the 2019 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2019 Plan.

        The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a "ten percent stockholder") must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the Nasdaq Global Select Stock Market.

        Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

        Upon the termination of a participant's service, the unvested portion of the participant's option generally expires. The vested portion of the option will remain exercisable for the period following the participant's termination of service that was determined by the administrator and specified in the participant's award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) 90 days following a termination of the participant's service for reasons other than death or disability or (ii) 5 years following a termination of the participant's service due to death or disability. In no event will the option be exercisable after the end of the option's term. In the event of termination of service due to participant's death, the award becomes vested in full.

        The term of an option will be specified in the award agreement but may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

        The 2019 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.

Stock Appreciation Rights

        A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in Shares, or a combination of both. Each stock appreciation right granted under the 2019 Plan will be evidenced by an award agreement specifying the exercise price and the other terms and conditions of the award.

        The exercise price per share of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

        Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

        The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of a participant's service are similar to those for options described above. In the event of termination of service due to participant's death, the award becomes vested in full.

Restricted Stock Awards

        Awards of restricted stock are rights to acquire or purchase Shares that vest in accordance with the terms and conditions established by the administrator in its sole discretion. Unless otherwise provided by the administrator, a participant will forfeit any Shares of restricted stock that have not vested by the termination of the participant's service. However, in the event of termination of service due to participant's death, the award becomes vested in full. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award and the other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock.

        Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights without regard to vesting, but will not have rights to dividends and other distributions with respect to such Shares until the Shares vest. The administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

        A restricted stock unit represents a right to receive cash or a share of our common stock if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2019 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock units.

        After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units upon termination of his or her service. However, In the event of termination of service due to participant's death, the award becomes vested in full. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.

Performance Units and Performance Shares

        Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

        Each award of performance units or performance shares granted under the 2019 Plan will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator, in its discretion.

        After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but may not increase the amount payable at a given level of performance.

        The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

        A participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us. However, in the event of termination of service due to participant's death, the award will accelerate, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.

Transferability

        Awards generally are not transferable other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. With the approval of the administrator, a participant may transfer an award, in a manner specified by the administrator, to a spouse or former spouse pursuant to certain court-approved domestic relations orders, and transfer an option by gift to an immediate family member or certain trusts, partnerships or other entities or foundations in accordance with the terms of the 2019 Plan.

Outside Director Limitations

        No non-employee director may be granted, in any fiscal year of the Company, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any awards granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

One-Year Vesting Requirement; Chief Executive Officer Holding Requirement

        Awards granted under the 2019 Plan shall vest no earlier than the one year anniversary of the award's date of grant, provided that the administrator, in its sole discretion, may provide that an award may accelerate vesting by reason of the participant's death, disability or retirement, or termination of the participant's service, including a termination that occurs in connection with a change in control, and provided further that awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under the 2019 Plan may be granted to service providers, or outstanding awards modified, without regard to such minimum vesting, exercisability and distribution provisions. In addition, Shares received by the Chief Executive Officer upon exercise, settlement or issuance of an Award granted to him or her while serving as Chief Executive Officer may not be sold or otherwise transferred (other than for estate planning purposes) for at least one year following delivery of such Shares or, if earlier, upon the termination of the Chief Executive Officer's service to us.

Dissolution or Liquidation

        In the event of a proposed dissolution or liquidation of our company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

        The 2019 Plan provides that, in the event of a merger or change in control of the Company, each award will be treated as the administrator determines, including that that each Award be assumed or an equivalent option or right substituted by the successor corporation.

        If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the award remains outstanding (or such earlier date, as determined by the administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company's stockholders in connection with the merger or change in control), as determined by the administrator, in its sole discretion. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

        For awards granted to our non-employee directors, in the event of a change in control in which such awards are assumed or substituted for, if on the date of or following such assumption or substitution the participant's status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the Shares underlying such award, including those Shares which would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a Company policy applicable to the participant, or other written agreement between the participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

Amendment and Termination

        The 2019 Plan will automatically terminate ten years from the date of its adoption by our Board of Directors, unless terminated at an earlier time by our Board of Directors. The administrator may amend, alter, suspend, or terminate the 2019 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2019 Plan. The summary is based on existing U.S. laws and regulations as of January 24, 2019, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant's death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

        A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

        However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a "disqualifying disposition"), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the Shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant's alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

        A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the Shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

        In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Restricted Stock Awards

        A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

        There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

        A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

        Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the 2019 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Sanmina

        We generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other "covered employees" as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND SANMINA WITH RESPECT TO AWARDS UNDER

THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

        The number of awards that an employee, director, or consultant may receive under the 2019 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of Common Stock subject to options granted under the 2009 Plan during fiscal year 2018 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to restricted stock units ("RSUs") granted under the 2009 Plan during fiscal year 2018 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant-date value of shares subject to such RSUs.

Name of Individual or Group	Number of Shares Subject to Options Granted	Average Per Share Exercise Price of Option Grants(1)	Number of Shares Subject to RSUs Granted		Dollar Value of Shares Subject to RSUs Granted(1)
Jure Sola	—	—	200,000		$7,690,000
Executive Chairman
Robert K. Eulau	200,000	$38.45	200,000	(2)	$7,690,000
Former Chief Executive Officer
Gerry Fay	—	—	—		—
Former Chief Business Officer
David Anderson	—	—	40,000	(3)	$1,538,000
Executive Vice President and Chief Financial Officer
Alan McW. Reid	—	—	10,000		$305,500
Executive Vice President, Global Human Resources
All executive officers, as a group	200,000	$38.45	450,000		$17,223,500
All directors who are not executive officers, as a group	—	—	90,207		$2,516,775
All employees who are not executive officers, as a group	—	—	561,750		$17,185,625

(1)
Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

(2)
Award canceled as a result of Mr. Eulau's resignation.

(3)
An aggregate of 5,000 RSU's have been canceled as a result of non-performance of Company performance criteria.

Other Equity Compensation Plan Information

        The following table summarizes the number of shares issuable upon exercise of outstanding options and deliverable upon vesting of restricted stock units granted to our service providers and directors, as well as the number of shares of common stock remaining available for future issuance under Sanmina's equity compensation plans as of September 29, 2018. Sanmina has no stock appreciation rights or other awards outstanding that are convertible into or exchangeable for common stock. Additionally, there are no awards outstanding under equity compensation plans not approved by stockholders.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	6,628,772	(1)	$13.52	(2)	3,547,304

(1)
Includes 3,302,278 shares deliverable upon vesting of Restricted Stock Units.

(2)
Weighted average remaining term of options is 3.40 years.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes duly cast is required to approve this proposal to approve the 2019 Equity Incentive Plan. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

        THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ADOPTION OF THE 2019 EQUITY INCENTIVE PLAN.

PROPOSAL FOUR:
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF COMPENSATION OF
NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we provide our stockholders an opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in our proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        As described under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to reward executives for improvement in our financial results and shareholder value and to provide alignment between the interests of executives and our stockholders.

        See "Compensation Discussion and Analysis" on page 34, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal 2018 compensation of our named executive officers.

        Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution at the annual meeting:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

 CORPORATE GOVERNANCE

        Sanmina has long upheld a set of basic beliefs to guide its actions. Among those beliefs is the responsibility to conduct business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed regulatory standards and which reflect current corporate governance best practices.

Corporate Governance Guidelines

        Sanmina has adopted a set of Corporate Governance Guidelines that are intended to serve, among other things, as a charter for the full Board. These guidelines contain various provisions relating to the operation of the Board and set forth the Board's policies regarding various matters. The guidelines can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Code of Business Conduct and Ethics

        Sanmina has adopted a Code of Business Conduct and Ethics (the "Code") that includes a conflict of interest policy and applies to the Board and all officers and employees. Sanmina provides training to familiarize employees with the requirements of the Code. An ethics reporting resource is available to all employees to enable confidential and anonymous reporting of suspected violations, as well as to the Chairs of the Audit Committee and the Nominating and Governance Committee, if desired. The Code can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Independent Directors

        The Board of Directors has determined that all of the non-employee members of the Board satisfy the definition of independence under applicable Nasdaq rules. There are no family relationships among our directors or executive officers. The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled board meetings.

Role of Lead Independent Director

        During 2018, Wayne Shortridge served as lead independent director. The duties of lead independent director include: serving as the principal contact between the independent directors and the Executive Chairman; assisting the Executive Chairman in establishing the agenda for Board meetings; coordinating with the Executive Chairman in regard to meetings with stockholders and, if requested by stockholders, ensuring that he is available for consultation and direct communication; recommending the retention of outside advisors and consultants; and monitoring the quality, quantity and timeliness of information sent to the Board. Assuming the reelection of Jackie Ward at the Annual Meeting, Ms. Ward will serve as lead independent director in 2019. The charter for the lead independent director can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Role of Executive Chairman

        In October 2017, as part of Sanmina's succession planning process, we separated the roles of Chairman of the Board and Chief Executive Officer and Mr. Sola assumed the role of Executive Chairman. Prior to that, the positions of Chairman of the Board and Chief Executive Officer were held by Mr. Sola for more than 15 years. In addition to performing the customary duties of Chairman of the Board, Mr. Sola, in his role as Executive Chairman, supports the Chief Executive Officer by interacting with current and prospective customers and advising on the strategic direction of Sanmina. Mr. Sola also provided management and operational support during two CEO transitions that occurred during

2018. The Board believes that this leadership structure, coupled with the appointment of Jackie Ward as Lead Independent Director, effective upon her reelection at the Annual Meeting, provides balance, continuity and currently is in the best interest of Sanmina and its stockholders.

Board Meetings

        The Board held seven meetings during fiscal 2018. No director attended fewer than 75 percent of the meetings of the Board or of committees on which such person served.

Board Committees

        The Board currently maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Audit Committee

        The Audit Committee currently consists of directors Eugene A. Delaney, William DeLaney, John P. Goldsberry, Rita S. Lane, Joseph G. Licata, Jr. and Wayne Shortridge, each of whom is "independent" as that term is defined for Audit Committee members by the Nasdaq listing standards. Mr. Goldsberry currently serves as the Chairman of the Audit Committee. Messrs. Delaney, DeLaney, Goldsberry and Licata all meet the definition of "audit committee financial expert" as defined by the SEC.

        The Audit Committee oversees our corporate financial reporting and external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our internal audit function. In addition, the Audit Committee is responsible for the appointment, compensation, oversight and assessment of the performance of our independent registered public accounting firm and is involved in the selection of the lead audit partner. Among the factors considered by the Audit Committee in evaluating the performance of the independent registered public accounting firm are service quality, responsiveness, quality of audit team personnel and lead audit partner, management of the overall annual audit process, and understanding of Sanmina's industry, business and internal control environment. The Audit Committee also oversees certain risks relating to the preparation of our financial statements, investment policies, casualty risk insurance policies and legal and regulatory compliance, among others. Finally, the Audit Committee oversees our ethics program and reviews related party transactions and legal matters that could have a significant impact on our financial statements. The Audit Committee held nine formal meetings during fiscal 2018. The Annual Report of the Audit Committee appears in this proxy statement under the caption "Report of the Audit Committee of the Board of Directors."

        The Audit Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Compensation Committee

        The Compensation Committee currently consists of directors Eugene Delaney, John Goldsberry, Joseph G. Licata, Wayne Shortridge and Jackie M. Ward. Mr. Shortridge currently serves as the Chairman of the Compensation Committee. Each such member of the Committee is an "independent director" and satisfies the requirements for compensation committee membership under the Nasdaq listing requirements and is a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934.

        The Compensation Committee reviews and approves the salaries and equity, incentive and other compensation of our executive officers. The Committee also approves the terms of our annual bonus program, monitors our global compensation policies and practices and serves as the administrator under our equity compensation plans. Finally, the Compensation Committee assists in the oversight of risks relating to recruitment, retention, labor standards compliance and bonus and equity compensation plans and practices and reviews our succession planning process for our executive officers. The Compensation Committee held seven meetings during fiscal 2018.

        The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

        The Compensation Committee has established the Performance Award Subcommittee to administer previously granted equity compensation that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code to persons who would be considered "covered employees" within the meaning of such rule. The subcommittee currently includes all members of the Compensation Committee. The written charter for such subcommittee is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Nominating and Governance Committee

        The Nominating and Governance Committee currently consists of directors William DeLaney, Rita S. Lane, Wayne Shortridge and Jackie M. Ward, each of whom is "independent" as that term is defined by the Nasdaq listing standards. Ms. Ward currently serves as the Chairman of the Nominating and Governance Committee during fiscal 2018.

        The Nominating and Governance Committee is responsible for evaluating the size and structure of the Board and its committees, determining the appropriate qualifications for directors and nominating candidates for election to the Board. The Nominating and Governance Committee also develops overall governance guidelines for the Board, including director succession planning policies, conducts an annual Board and committee evaluation and considers stockholder proposals for action at stockholder meetings, including stockholder nominees for director. Finally, the Nominating and Governance Committee reviews and recommends for Board approval our non-employee Board member compensation program. The Nominating and Governance Committee held four meetings during fiscal 2018.

        The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Director Succession Planning, Tenure and Refreshment

        The Board believes that its ability to promote the long-term, sustainable growth of Sanmina depends on attracting and retaining board members with a high level of industry-specific experience who have a deep familiarity with the Company's business and who actively engage with management and other stakeholders. The Board seeks to assure these characteristics in board members through regular succession planning activities and through its Board evaluation process intended to identify board members in need of improvement. The Board recognizes concerns expressed in the corporate governance community that long-tenured board members can be perceived as less independent than those with shorter tenures. At the same time, the Board does not believe that term limits are an appropriate means of addressing this concern as they can serve to disqualify otherwise knowledgeable, engaged and effective board members. Instead, the Board regularly considers new potential board members as a matter of succession planning.

Role of the Board of Directors in Risk Management Practices and Policies

        The Board has developed an enterprise risk management framework that assigns oversight of various enterprise-level risks to either the full Board or one of its committees. Pursuant to this framework, the Board and its Committees regularly receive presentations from management concerning enterprise-level risks that could have a significant adverse impact on Sanmina's business and operations. This process permits the Board and its Committees to provide guidance to management in scoping and managing each of the company's enterprise risk areas.

Stock Ownership Guidelines

        In order to better align the interests of our Board and executive officers with those of our stockholders, we have adopted stock ownership guidelines. Under these guidelines, Board members must acquire and hold Sanmina shares with a dollar value of at least four times the amount of the cash retainer for Board service within three years of becoming a director. Shares counted towards satisfaction of the guideline include shares held through our non-management director deferred compensation plan, shares issued upon vesting or exercise of restricted stock units or stock options issued to directors and shares purchased on the open market, if any. All of our directors currently meet this standard or are within the period for initial compliance. For executive officers, the guidelines provide that such officers should hold equity with a value equal to a specified multiple of their base salary, as follows: Executive Chairman: four times; Chief Executive Officer: four times; Chief Financial Officer: three times; and other executive officers: one and one half times. Covered officers have five years from commencement of their service as executive officers, whichever is later, to reach their recommended equity position. The equity counted towards achievement of the executive ownership guidelines includes shares owned outright, shares deemed to be beneficially owned under the rules of the Securities and Exchange Commission and shares underlying unvested time-based restricted stock units. All of our current named executive officers meet this guideline or are within the period for initial compliance.

Hedging and Pledging of Company Securities

        Sanmina believes that "hedging," a term used to describe certain practices taken to reduce the economic risk of Sanmina stock ownership (e.g., to prevent losses if Sanmina's stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such techniques reduce alignment with the interests of our stockholders. Similarly, Sanmina believes that "pledging" of Sanmina stock by employees, officers or directors (i.e., using Sanmina stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold when the trading window is closed or the individual is in possession of material non-public information and would otherwise be prohibited from selling under this policy. Therefore, Sanmina prohibits employees, officers and directors from (i) purchasing any financial instrument that is intended to hedge or offset any decrease in the market value of Sanmina's common stock or (ii) engaging in short sales related to Sanmina's common stock. In addition, Sanmina prohibits officers and directors from (i) depositing any Sanmina common stock in a margin account or (ii) pledging Sanmina securities as collateral for a loan.

Attendance at Annual Meeting of Stockholders by the Board of Directors

        Sanmina encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Our annual meetings of stockholders typically coincide with a regular Board meeting date, which facilitates the attendance of Board members at the stockholder meetings. All Board members attended the 2018 Annual Meeting of Stockholders.

Contacting the Board of Directors

        Our Board welcomes the submission of any comments or concerns from stockholders. If you wish to submit any comments or express any concerns to the Board, please send them to the Board, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. If a communication does not relate in any way to matters of the Board, our Corporate Secretary will handle the communication as appropriate. If the communication does relate to the Board, the Corporate Secretary will forward the message to the Chair of the Nominating and Governance Committee, who will determine whether to inform the entire Board or the non-management directors.

Stockholder Proposals and Nominations to the Board

        Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

        Any stockholder submitting the name of a candidate for election to the Board must include all of the following information with their request:

  •
  The candidate's name, age, business address and residence address;

  •
  The candidate's principal occupation or employment;

  •
  The class and number of shares of Sanmina that are beneficially owned by the candidate;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate;

  •
  A description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

  •
  Any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

  •
  A statement whether such person, if elected, intends to tender, promptly following such person's election or re-election, an irrevocable resignation effective upon such person's failure to receive the required vote for re- election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with Sanmina's Corporate Governance Guidelines.

        For all other matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

  •
  A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

  •
  The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a "Stockholder Associated Person");

  •
  The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;

  •
  Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;

  •
  Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and

  •
  A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina's voting shares required under applicable law to carry the proposal.

        Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see "Q18—What is the deadline to propose actions for consideration at next year's Annual Meeting of Stockholders or to nominate individuals to serve as directors?" above.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee are employees of Sanmina. During fiscal 2018, no executive officer of Sanmina (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina's Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina's Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of Sanmina.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Business and Compensation Highlights

        Management continued to emphasize sustainable and profitable growth during fiscal 2018, achieving an eighth consecutive year of profitability for our company. In addition, during fiscal 2018, the Company further increased the diversification of its end market customer base and increased its liquidity by $125 million through an amendment to its credit facility to support future growth. Although results were positive in some respects, they failed to meet the goals established in our Board-approved budget for fiscal 2018, particularly for revenue, non-GAAP operating margin, operating cash flow, inventory turns, non-GAAP EBITDA and pre-tax ROIC, due in part to parts shortages and delays in new program ramps caused by customer design changes, yield issues and other factors. This resulted in only a 14% payout percentage under our annual cash bonus plan. Even so, as explained more fully in this CD&A, payouts under this plan for our named executive officers were eliminated for fiscal 2018.

        The following table illustrates our fiscal 2018 results in terms of revenue, non-GAAP operating margin, pre-tax return on invested capital, non-GAAP EBITDA, cash flow from operations and inventory turns:

	FY18	FY17	Change
Revenue	$7,110	$6,869	3.5%
Non-GAAP(1) Operating Margin	3.0%	4.0%	(25%)
Pre-tax Return on Invested Capital (ROIC)—exiting Q4	17.6%	19.9%	(2.3) percentage points
Non-GAAP EBITDA	$325	$387	(16%)
Cash Flow from Operations	$156	$251	(38%)
Inventory Turns	5.4x	6.2x	(0.8x)

(in millions, except for percentages and turns)

(1)
All non-GAAP measures contained in this CD&A exclude the impact of stock-based compensation expenses, restructuring costs, asset impairment charges, intangible asset amortization expense and other infrequent or unusual items (including, when applicable, charges or recoveries associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and deferred tax changes), to the extent material in the applicable period. Included as Appendix B to this proxy statement is a reconciliation of the non-GAAP measures contained in this Compensation Discussion and Analysis to their most directly comparable GAAP measures.

Responses to 2018 Say-on-Pay Vote

        Stockholders did not approve our say-on-pay proposal at our 2018 annual meeting and, as a result, we have resumed our process of comprehensively engaging with stockholders to better understand their concerns and to incorporate their feedback into Sanmina's executive pay program. To address stockholder and stockholder advisory group concerns, we have enhanced our stockholder engagement process, made significant changes to our pay programs to continue to tightly tie our executive pay to financial results and stockholder value creation and have also significantly increased the level of detail in our disclosures in this CD&A. A comprehensive list of this engagement activity, together with the significant pay program changes we have made, appears in "Last Year's Say-on-Pay Vote and Stockholder Outreach."

Changes in Chief Executive Officer in Fiscal 2018 and 2019

        Fiscal 2018 was an unusual year for us in terms of a planned change in our CEO at the beginning of the year and the need to offer a competitive compensation package necessary to retain him. In August 2018, our CEO resigned and we appointed Michael Clarke as our new CEO beginning in fiscal 2019. As a result, we were again required to provide a competitive compensation package designed to attract and retain the new CEO. The references to CEO compensation in this CD&A are to our CEO who served during fiscal 2018 and not to Mr. Clarke, unless noted otherwise.

Alignment of Incentive Pay Results with Company Performance

        The total compensation opportunities of our executives in fiscal 2018 were heavily weighted towards performance-based compensation and equity awards that will deliver value to executives only if Sanmina's financial and stock price performance continues to improve, with approximately 61% of our Chief Executive Officer's total target compensation (base, bonus and value of equity awards at the time of grant) being tied directly to performance. Key features of our performance-based executive pay arrangements include:

  1.
  Our executives' annual bonus opportunities under our fiscal 2018 bonus plan were contingent upon achievement of financial objectives covering multiple critical operating metrics (including revenue, non-GAAP operating margin, pre-tax return on invested capital, non-GAAP EBITDA, cash flow, and inventory turns) that were more stringent than the goals contained in the previous year's plan. Although corporate performance in fiscal 2018 resulted in a 14% payout rate under the fiscal 2018 bonus plan, due to the underperformance of the Company's goals as a whole, the Committee determined that no executive officers should receive any cash bonuses under the fiscal 2018 plan.

  2.
  We grant equity awards to executive officers that require achievement of stringent performance criteria, typically, revenue, non-GAAP earnings per share, non-GAAP operating margin or stock price increases or lengthy service period requirements of three to four years.

  3.
  As a result of our heavy emphasis on performance-based executive compensation programs, executive pay remains well aligned with corporate performance, stockholder returns and our pay-for-performance philosophy. For example, underperformance of corporate measures in fiscal 2018 will result in the cancelation of 260,000 performance stock units that had been granted in years prior to fiscal 2018 to named executive officers.

The following tables illustrate the linkage between our performance and our CEO's compensation opportunities:

(1)
Compensation as reported on our former CEO's W-2 form for 2018, excluding $5.4 million of compensation resulting from the vesting of certain equity awards in connection with his resignation for which the performance criteria had already been achieved and which vesting would otherwise have occurred in 2018. See "Employment, Termination and Change in Control Arrangements" on page 62.

(2)
Compensation as reported on our former CEO's W-2 form for 2018, $5.4 million of which resulted from the vesting of certain equity awards in connection with his resignation for which the performance criteria had already been achieved and which vesting would otherwise have occurred in 2018. See "Employment, Termination and Change in Control Arrangements" on page 62.

(3)
Excludes $5.4 million of compensation resulting from the vesting of certain equity awards in connection with the former CEO's resignation for which the performance criteria had already been achieved and which vesting would otherwise have occurred in 2018. See "Employment, Termination and Change in Control Arrangements" on page 62.

(4)
As a result of Robert Eulau's resignation as CEO, an aggregate of 395,000 PSU's and RSU's were canceled and no cash bonus was paid to him for fiscal 2018. In connection with Mr. Eulau's resignation, RSU's for which the performance criteria had already been achieved and for which vesting would otherwise have occurred in 2018 with a value of $5.4 million vested and are included in Mr. Eulau's total compensation shown in the summary compensation table. See "Employment, Termination and Change in Control Arrangements" on page 62. Sanmina presents Mr. Eulau's total compensation in these tables both with and without the value of these equity awards in order to show pay-for-performance alignment had his resignation not occurred.

(1)
Excludes an aggregate of 200,000 performance stock units for which the performance criteria had already been achieved and 27,500 unvested time-based restricted stock units and stock options that were vested in connection with Robert Eulau's resignation as CEO. See "Employment, Termination and Change in Control Arrangements" on page 62.

Adoption of Best Practices

        Our executive compensation programs include features that are widely recognized as best practices. Examples include:

  •
  The vast majority of the total target pay opportunities of our named executive officers are offered through incentives tied to financial and/or stock price performance.

  •
  100% of our long-term incentive awards to our named executive officers in fiscal 2018 were denominated in shares of stock, reinforcing the linkage between executive pay and shareholder value creation.

  •
  Our named executive officers' base salaries generally fall below peer median levels, with total compensation, inclusive of bonus and value of equity awards, becoming competitive only if Sanmina achieves target levels of financial performance that are higher, in the case of our fiscal 2018 plan than in fiscal 2017.

  •
  Our change-in-control severance arrangements provide for severance levels below median general industry practices, and we do not provide for gross-ups of potential parachute excise taxes.

  •
  We annually establish a peer group of companies for purposes of conducting pay studies on our executives' total pay opportunities. The peer group is comprised of relevant companies within our industry.

  •
  We annually conduct an executive pay study to ensure the continued alignment of our pay levels and program designs with competitive peer practices.

  •
  We have been actively soliciting stockholders' input on our executive pay program from our ten largest stockholders representing 55% of our outstanding shares. In addition, through our 2019 Equity Incentive Plan, we are making several changes to our executive pay arrangements, including requiring minimum vesting periods of one year for equity awards made under such plan, and minimum share holding periods of one year for the CEO. A comprehensive list of this engagement activity, together with the significant pay program changes we have made, appears in "Last Year's Say-on-Pay Vote and Stockholder Outreach."

  •
  We retain the services of an independent executive compensation consultant to help ensure the continued alignment of our pay programs with our compensation philosophy and objectives, as well as with best practices.

  •
  The Compensation Committee of our Board of Directors (the "Committee") is comprised entirely of directors who meet the independence standards of the SEC and NASDAQ.

  •
  We conduct an annual say-on-pay vote as recommended by our stockholders.

  •
  We require our executives and directors to comply with share ownership guidelines.

  •
  We prohibit the hedging or pledging of company stock by executive officers and directors.

  •
  We maintain a clawback policy requiring repayment of cash incentives received in connection with financial restatements under certain circumstances.

  •
  Under the 2019 Equity Incentive Plan, our CEO must hold all shares received by him upon exercise, settlement or issuance of an award for a minimum of one year before being sold, helping ensure alignment of his interests with those of our stockholders.

WHAT WE DO:	WHAT WE DON'T DO:

•

Pay for Performance—Our compensation program emphasizes variable (at-risk) compensation to better align compensation with stockholder interests and operational results (for example, 61% of our CEO's total target compensation (base, bonus and value of equity awards at the time of grant) in fiscal 2018 was delivered through cash and equity-based incentives that pay out or vest only if specified financial criteria or stock price levels are achieved). In furtherance of this philosophy, the Compensation Committee determined not to award cash bonuses to the NEO's under the fiscal 2018 cash bonus plan due to the underperformance of the Company's goals as a whole.

• No guaranteed bonus payments for CEO or other NEO's

•

Stockholder Engagement on Executive Compensation Matters—In 2018, we solicited feedback on our executive compensation program from stockholders representing 55% of our outstanding shares and will incorporate their input into our pay arrangements, as appropriate.

• No repricing of options.

•

Rigorous Annual Bonus Plan Design—Our executives' annual bonus opportunities are contingent upon achieving a number of key financial and operating objectives that directly contribute to stockholder value creation.

• No employment agreement with any executive officer.

•

Below-Median Non-Performance-Based Compensation—Base salaries for our executive officers generally fall below peer median levels with total compensation becoming competitive only if Sanmina achieves target levels of financial performance that are higher, in the case of our fiscal 2018 plan, than in fiscal 2017.

• No tax gross-ups.
• Alignment of Overall Pay with Peers—The total target compensation of our named executive officers is generally aligned with peer median levels.	• No excessive change-in-control severance protections (the highest change-in-control severance multiple is two times salary plus one times target bonus).
• Capped Incentive Payments—We impose a maximum on the amount that can be earned under all of our incentives.	• No single-trigger change-in-control provisions.
• Robust Stock Ownership Guidelines—Our executive officers are subject to equity ownership requirements.	• No hedging or pledging of the Company's stock by our executive officers and directors.

WHAT WE DO:	WHAT WE DON'T DO:
• Use of Independent Compensation Advisor—The Compensation Committee retains the assistance of an independent compensation consultant for guidance on our executive pay programs.	• No extraordinary perquisites.
• We have adopted a Clawback Policy—We maintain a clawback policy that covers amounts paid under our bonus plans.
• Stringent Vesting Criteria for Equity Awards—Our equity awards typically have either stringent corporate performance criteria or lengthy service requirements of three to four years.

        Throughout this CD&A, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2018, as well as the other individuals included in the "Summary Compensation Table" in the Proxy Statement, are referred to as the "named executive officers" or "NEO's."

Sanmina's Pay-for-Performance Compensation Philosophy

        Our compensation program is designed to incentivize management to improve financial metrics, such as revenue, non-GAAP operating margin, non-GAAP EBITDA, cash flow from operations and pre-tax return on invested capital, that the Committee believes are key to increasing long-term stockholder value. Our program is designed to reward executives commensurate with overall financial results and individual performance and to create a direct link between long-term financial performance and individual rewards. With an underlying focus on increasing stockholder value, our compensation program is aimed strategically at aligning the interests of executives and stockholders. Our compensation program is based on the competitiveness of total pay—base salary, cash incentives and equity awards—rather than any one particular element. Emphasizing our pay-for-performance philosophy, we generally target base salaries lower than our peers, with total compensation becoming competitive if we achieve our financial goals. In furtherance of this strategy, a majority of our executives' compensation is at risk, becoming payable only upon achievement of specific performance targets. As mentioned above, our pay-for-performance philosophy led the Committee to subject a substantial portion of target compensation package for the named executive officers for fiscal 2018 to risk. For example, the vesting of equity awards constituting an aggregate of 51% of the Chief Executive Officer's total fiscal 2018 target compensation was, at the time of grant, contingent upon achievement of certain non-GAAP earnings per share or revenue and non-GAAP operating margin targets in fiscal 2018, 2019 or 2020, and therefore at risk.

Last Year's Say-on-Pay Vote and Stockholder Outreach

        In response to our say-on-pay voting results in 2018, in which only 31% of the votes cast at our annual meeting of stockholders were voted in favor of our advisory say-on-pay proposal and 69% against, we resumed engagement with our stockholders to solicit input with respect to the design and pay levels associated with our executive compensation programs. Specifically, our management reached out to our top 10 stockholders representing approximately 55% of our common stock in order to gain their perspectives on our executive pay programs, our corporate governance practices, and any other topics about which they wished to engage. A number of stockholders accepted these invitations to engage and have provided us feedback. We seriously consider all stockholder input and intend to incorporate this input to the extent consistent with our overall pay-for-performance philosophy. Our outreach involved our Executive Chairman, the Chairman of our Compensation Committee and other members of the Board and management, and was supported by our head of Investor Relations.

        In particular, we heard the following concerns from stockholders and stockholder advisory groups and have been responding to these concerns:

What We Heard	How We Are Responding
Specificity of disclosure in our proxy statement with respect to the financial metrics and performance conditions.	We have significantly increased the level of detail in our disclosures of our incentive arrangements in this year's proxy. For example, we have disclosed the primary elements of our FY18 Bonus Plan so that stockholders can better understand the pay-for-performance connections between higher levels of corporate performance and individual compensation. In addition, we are now disclosing the performance thresholds the Company must achieve in order for performance-based equity awards granted in fiscal 2018 to vest.
CEO pay level
Fiscal 2018 was an unusual year in terms of a planned change in our CEO at the beginning of the year and the need to offer a competitive package necessary to retain him. As mentioned above, in August 2018, our CEO resigned and we appointed Michael Clarke as our new CEO beginning with the fiscal 2019 fiscal year. As a result, we were again required to provide a competitive compensation package designed to attract and retain the new CEO.
Past instance of a partially guaranteed bonus with respect to an onboarding package offered to an incoming executive.
Although we have found it necessary in the past to offer a guaranteed first-year minimum bonus in order to attract highly qualified executives, we had no performance-based arrangements covering our NEOs that offered any kind of minimum payout level in fiscal 2018.
Usage of long-term incentive arrangements that provide for the possibility of performance-based vesting that is shorter than three years.
Although we continue to believe that the existing performance conditions associated with our CEO and CFO incentives have appropriately aligned CEO and CFO pay opportunities with desired performance, we intend to add more extended vesting conditions for certain long-term incentives granted to these individuals in future years.
Performance objectives under long-term incentive awards that could theoretically be achieved within one year of award.
Our business cycles evolve rapidly, making extended performance metric usage challenging, but given stockholder concerns about one-year performance measurement, we will lengthen the duration of performance goals associated with future long-term incentive awards, as provided in our new 2019 Equity Incentive Plan.

What We Heard	How We Are Responding
Scope of shareholder engagement with respect to executive compensation arrangements.	As noted above in this CD&A, we have expanded our outreach to stockholders and have gathered important input that we are implementing in our future pay arrangements. We intend to continue to solicit this stockholder input on a regular basis and will continue to work with shareholders to incorporate stockholders' feedback into our programs.
Absence of measures of relative total stockholder return in our long-term incentive awards.
Although we believe that the performance criteria contained in the equity awards we granted during fiscal 2018 maximize executives' incentive to grow stockholder value, we will consider adding relative total stockholder return to our future long-term incentive awards, though we will continue to evaluate whether the available sets of peer companies provide the most appropriate indexing for determining our stock price performance in relation to these available peer companies.
The current clawback policy does not apply to potentially claw back long-term equity-based incentives.	We will consider expanding our existing clawback policy to also apply to long-term equity-based incentives.
No maximum payout level on long-term incentives.
Both our short-term and long-term incentive plans will continue to have limits on total compensation payable thereunder (220% of target in the case of the short-term plan for FY18 if all financial targets contained therein had been exceeded and a number of shares subject to equity grants that do not increase based upon outsized corporate performance in the case of our long-term incentives).
No minimum vesting periods for equity awards
In our 2019 Incentive Plan being submitted for stockholder approval at the Annual Meeting, we provide that no equity awards may vest less than one-year from the date of grant, subject to certain de minimus exceptions
No holding period for shares issued upon vesting of equity awards	Pursuant to our 2019 Incentive Plan, the CEO will be required to retain any shares issued in respect of vesting of equity awards granted under that plan for a minimum of one year.

        We view the above pay program changes as offering opportunities to align executive pay outcomes with company results even more tightly than is currently the case. As noted above in this CD&A, our current pay program conditions 61% of the CEO's total pay opportunity (base, bonus and value of equity awards at the time of grant) on achievement of performance milestones. As such, we believe that our existing incentive arrangements closely align our pay program with financial results and shareholder value creation, and we remain dedicated to working with our shareholders to improve our executive pay program designs.

Role and Authority of Sanmina's Compensation Committee

        The Committee:

  •
  oversees our overall compensation policies, plans and benefit programs;

  •
  reviews and approves the performance targets for our annual incentive compensation programs;

  •
  administers our equity compensation plans; and

  •
  reviews and approves the compensation of each of our executive officers, including the amount of base salary, incentive compensation and equity compensation payable, including any performance criteria for the vesting of such equity. The Committee also reviews the compensation of key non-executive officers on an annual basis.

        In performing its duties, the Committee considers the need to offer compensation packages that are comparable to those offered by companies competing with us for executive talent. Therefore, the Committee conducts an annual review of our compensation programs. Should the review show that there is misalignment of an executive's compensation relative to those of our peers, the Committee will consider an adjustment in the executive's compensation package in order to better ensure his or her retention. The Committee also considers the relationship of the Chief Executive Officer's compensation to that of the other named executive officers as a general guideline in determining executive compensation. Lastly, the Committee assesses the individual performance of the Chief Executive Officer and the other named executive officers in determining their compensation.

        The Committee meets in person on at least a quarterly basis each year. In addition, the Committee meets in person early in each fiscal year to review target compensation levels for our named executive officers, to approve the annual incentive compensation plan for such fiscal year, to grant equity awards for such fiscal year and to approve named executive officer incentive compensation for the previous fiscal year.

        The Chairman of the Compensation Committee coordinates closely with the management team in the process of shareholder engagement to solicit shareholder feedback on our executive compensation program. In this regard, the Compensation Committee Chairman actively participated in the stockholder engagement process and worked with the rest of the Compensation Committee members, the Company's Human Resources team, and the Company's independent compensation consultant to consider incorporation of stockholders' input into the pay programs.

Role of Executive Officers in Compensation Decisions

        Our Executive Chairman, Chief Executive Officer and Executive Vice President of Global Human Resources regularly attend the Committee's meetings, but are excused, as appropriate, when certain matters related to their own pay are discussed. In addition, the Chief Executive Officer makes recommendations to the Committee with respect to the compensation payable to the named executive officers (other than himself) and other officers. However, the Committee is not bound by the Chief Executive Officer's recommendations and makes all decisions with respect to the Chief Executive Officer's compensation without him being present during those discussions.

Role and Independence of Compensation Consultant

        The Committee retained Exequity, LLP, an executive compensation consulting firm, to provide advice on matters related to executive pay. During fiscal 2018, the Committee directed Exequity to review the analysis of peer company compensation data and materials provided by management to the Committee for accuracy and completeness, to provide the Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends, and to answer questions the Committee posed regarding compensation issues. The Committee has engaged Exequity to conduct a similar review of our executive compensation program for fiscal 2019.

        We are required to disclose whether the work of our compensation consultant raises any conflict of interest issues and, if so, the nature of the conflict and how the conflict was addressed. The Committee does not believe the retention of Exequity to advise it concerning executive compensation matters creates a conflict of interest. The Committee's belief is based on the following:

  •
  Exequity is not performing any additional service for us, other than review of our director compensation program for the Nominating and Governance Committee;

  •
  According to Exequity, fees paid by us are anticipated to represent less than 3% of Exequity's total revenue;

  •
  Exequity has disclosed to the Committee its conflicts of interest principles concerning client engagements and the Committee believes such policy provides reasonable assurance that conflicts of interest with Exequity will not arise;

  •
  There are no business or personal relationships between Exequity and any member of the Committee or executive officer; and

  •
  Exequity has represented to the Committee that no Exequity consultant providing services to us is a stockholder of Sanmina.

        In addition, Exequity reported solely to the Committee, our management was not involved in the negotiation of fees charged by Exequity or in the determination of the scope of work performed by Exequity and the Committee has the sole authority to hire and terminate compensation consultants, including Exequity. As a result of the foregoing, the Committee believes that Exequity is independent of Sanmina.

Review of Peer Group Data

        In making compensation decisions for fiscal 2018, the Committee examined competitive market practices for base salary, incentive compensation and equity compensation awards of global, diversified electronics manufacturing services companies and high-technology product manufacturing companies of generally comparable revenue. The Committee included these types of companies in the peer group because, like us, they have numerous, geographically dispersed manufacturing operations and design, manufacture, assemble and sell complex, highly engineered products and components. Data on compensation practices of peer group companies generally was gathered through publicly available information.

        Based on a thorough review of these factors in fiscal 2018, all of the peer companies referenced for executive pay benchmarking in fiscal 2017 were deemed to continue to appropriately reflect competitive executive pay levels and practices, with the exception of Emerson Electric Co, which was deleted due to its significantly larger market capitalization than the Company. As such, Emerson Electric Co. was eliminated as an executive pay benchmarking peer for fiscal 2018, while all of the other 14 peer companies used in fiscal 2017 were included in pay benchmarking in fiscal 2018. The Committee believes 14 companies is a sufficiently large enough peer group in order to allow the Committee to make informed judgments about the Company's executive compensation compared to its peers.

        The Committee also considered data from third-party surveys, which are reported on an aggregate, not individual company, basis. The peer group companies considered by the Committee in determining named executive officer compensation for fiscal 2018 are listed below:

Advanced Micro Devices, Inc.	Amphenol Corporation	Applied Materials, Inc.
Arrow	Avnet, Inc.	Benchmark Electronics, Inc.
Celestica Inc.	Flex Ltd.	Jabil Circuit, Inc.
NCR Corporation	Plexus Corp.	Seagate Technology
TTM Technologies, Inc.	Western Digital Corporation

Components of Compensation

        As mentioned above, our named executive officer and key non-executive officer compensation program consists of three main elements:

  •
  Base salary;

  •
  Bonus, based upon the extent of Sanmina's achievement of critical financial targets, including revenue, non-GAAP operating margin, pre-tax return on invested capital, non-GAAP EBITDA, cash flow from operations and inventory turns; and

  •
  Equity-based incentive opportunities, including awards tied to the achievement of performance objectives, such as revenue, operating margin, non-GAAP earnings per share and stock price increases, and retentive awards vesting over multi-year periods.

        The Committee selected these components because it believes each is necessary to help us align executives' total pay opportunities with shareholder value creation, and to attract, develop and retain executive talent. These components also allow us to provide an incentive for executives to appropriately focus on both our annual and long-term financial performance. The Committee also considers the appropriate and reasonable ratio between base and incentive pay on the one hand and cash and equity compensation on the other hand.

        The following table shows the mix of base, bonus and equity-based incentive opportunities awarded to our executive officers in fiscal 2018.

Emphasis on Performance-Based Pay and Equity Incentives as a Percentage of Total Target Compensation

        In fiscal 2018, 61% of the CEO's total target compensation (base, bonus and value of equity incentives at the time of grant) was comprised of performance-based pay opportunities tied to performance conditions and/or stock price targets. Additionally, 84% of the CEO's total target compensation was comprised of equity incentives, thereby ensuring alignment with stockholder returns.

Base Salary

        Base salary compensates named executive officers for their services rendered on a day-to-day basis. The Committee primarily considers individual performance, experience level, changes in individual roles and responsibilities during the year and peer group compensation data in determining whether to adjust base salary levels for individual named executive officers.

        During early fiscal 2018, the Committee reviewed the base salary of each of the named executive officers. As a result of this review, the Committee approved the following adjustments to the base salaries of the named executive officers to better align with base salaries of similarly situated executive officers of the peer group:

Fiscal 2018 Named Executive Officer Base Salary Adjustments

Name and Position of Named Executive Officer	Prior Base Salary		FY18 Base Salary
Jure Sola, Executive Chairman(1)		$1,125,000	$875,000
Robert K. Eulau, Former Chief Executive Officer(2)		$615,000	$925,000
Gerry Fay, Former Chief Business Officer		N/A	500,000
David R. Anderson, Executive Vice President and Chief Financial Officer	$	N/A	$450,000
Alan McW. Reid, Executive Vice President, Global Human Resources		$315,000	$315,000

(1)
Reduction due to change in position from Chief Executive Officer to Executive Chairman in fiscal 2018.

(2)
Increase due to change in position from Chief Financial Officer to Chief Executive Officer in fiscal 2018.

Annual Incentive Compensation

  Approval of Fiscal 2018 Corporate Bonus Plan

        In December 2017, the Committee approved the Sanmina Fiscal 2018 Corporate Bonus Plan (the "2018 Plan"). The 2018 Plan contains the fiscal 2018 compensation targets, expressed as a percentage of salary, for the named executive officers. The 2018 Plan also contains targets for our revenue, non-GAAP operating margin, cash flow from operations, inventory turns, pre-tax return on invested capital (ROIC) and non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2018.

        Each 2018 Plan participant's actual incentive compensation for fiscal 2018 would be determined by reference to his or her target incentive compensation, our achievement against our targets and, if applicable, achievement of the participant's individual/divisional performance goals for fiscal 2018. Individual goals may include demonstrated leadership and organizational capabilities, strategic thinking and improvement of customer relationships and engagement, among others. The Committee retains discretion under the 2018 Plan to adjust the individual bonuses payable under the 2018 Plan upwards or downwards at any time.

        The Committee chose the financial measures contained in the 2018 Plan because they are all measures used by management to assess the financial performance and condition of the business and communicated to stockholders in earnings calls. The Committee approved the targets contained in the 2018 Plan based primarily upon forecasts for fiscal 2018 financial performance, the Committee's view of the likelihood of underachievement or overachievement of the targets and the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels. All of the financial and operational targets contained in the 2018 Plan were more stringent than those contained in the prior year's plan. When it approved the 2018 Plan in December 2017, the Committee believed that achievement of the target corporate performance factor of 100% under the 2018 Plan would be challenging based upon industry-wide conditions and our internal forecasts at the time.

  Overview of Fiscal 2018 Corporate Bonus Plan Design

        The determination of the earned bonus amounts under the 2018 Plan started with the "base corporate performance factor." The base corporate performance factor is determined in reference to two financial metrics; FY18 revenue and non-GAAP operating margin where increasing levels of revenue and operating margin result in a higher base corporate performance factor. The base corporate performance factor ranges from 30% to 150% depending on the level of FY18 revenue and non-GAAP operating margin, but the corporate performance factor is zero (and no bonus can therefore be payable) unless a certain minimum level of both revenue and non-GAAP operating margin are achieved. Once the base corporate performance factor is determined, it is then adjusted by performance results in relation to five additional financial performance objectives: inventory turns, non-GAAP EBITDA, pre-tax ROIC, cash flow from operations and fourth quarter non-GAAP operating margin.

  Determination of Fiscal 2018 Corporate Performance Factor

        As shown below, Sanmina's financial performance in fiscal 2018 resulted in a corporate performance factor of 14% (compared to a maximum of 220% had all performance measures contained in the 2018 Plan been achieved in full). This figure was determined in reference to actual revenue and non-GAAP operating margin for fiscal 2018, adjusted downwards for the Company's failure to achieve minimum targets for inventory turns and cash flow from operations set forth in the 2018 Plan.

        The calculations of both the base corporate performance factor and the adjustments are shown in the table below:

Base Corporate Bonus Factor:

	FY18 Results	Budget	Minimum Goal	Stretch Goal (A)	Stretch Goal (B)	Stretch Goal (C)
Revenue	$7.110	$7.250	$6.801 - $7.200	$7.250 - $7.500	$7.501 - $7.800	>$7.801
Non-GAAP operating Margin	3.0%	4.3%	3.0% - ≥4.4%	3.0% - ≥4.4%	3.0% - ≥4.4%	3.0% - ≥4.4%
Base Corporate Bonus Factor	30%	100%	30% - 100%	35% - 110%	40% - 130%	45% - 150%

Additions (0%-70%):

	FY18 Results	Goal	Potential	Percentage Points Added to Base Corporate Performance Factors
Inventory turns exiting Q4'18	5.5x	≥7.0x	10%	0%
Non-GAAP operating margin exiting Q4'18	3.1%	≥4.5%	15%	0%
Non-GAAP EBITDA FY'18	$325 million	≥$420 million	15%	0%
Pre-tax ROIC exiting Q4'18	17.6%	≥23%	15%	0%
Cash flow from operations	$156 million	≥$250 million	15%	0%
Additions to Base Corporate Bonus Factor			70%	0%

Subtractions (0% - 32%):

	FY18 Results	Metric	Potential	Percentage Points Subtracted from Base Corporate Performance Factors
Inventory turns exiting fiscal 2018	5.4x	≤ less than 6.7x	(8)%	(8)%
Non-GAAP EBITDA FY'18	$325 million	≤ $310 million	(8)%	0%
Pre-tax ROIC exiting Q4'18	17.6%	≤ 14%	(8)%	0%
Cash flow from operations	$156 million	Greater than or equal to $175 million	(8)%	(8)%
Subtractions from Base Corporate Bonus Factor			(32)%	(16)%

Calculation of Adjusted Corporate Performance Factor:

FY18 Available Bonus
Base Corporate Bonus Factor	30%
Additions	0%
Subtractions	(16)%
Adjusted Corporate Performance Factor	14% of 220% potential

  Determination of Individual NEO Bonuses for Fiscal 2018

        Although the final Adjusted Corporate Performance Factor for fiscal 2018 was 14%, which would have resulted in the cash bonuses shown in column (E) of the table below, due to the underperformance of the Company's goals as a whole, the Committee used its discretion under the plan to determine that no named executive officers should receive any cash bonuses under the 2018 Plan.

Name and Position of Named Executive Officer	Base Salary (A)	Target Incentive Compensation Percentage (B)	Target Incentive Compensation (A)x(B)x100%(C)		Maximum Incentive Compensation (A)x(B)x220%(D)		Potential Incentive Compensation using actual results (A)×(B)×14%(E)		Incentive Compensation actually paid(F)
Jure Sola,	$875,000	0%	$0	(1)	$0	(1)	$0	(1)	$0
Executive Chairman
Robert K. Eulau,	$925,000	150%	$1,387,500		$3,052,500		$0	(2)	$0
Former Chief Executive Officer
Gerry Fay,	$500,000	80%	$400,000		$500,000	(3)	$0	(2)	$0
Former Chief Business Officer
David R. Anderson,	$450,000	80%	$360,000		$450,000	(3)	$50,400		$0
Executive Vice President and Chief Financial Officer
Alan McW. Reid,	$315,000	65%	$204,750		$315,000	(3)	$28,665		$0
Executive Vice President, Global Human Resources

(1)
Executive Chairman was not eligible for an annual cash bonus under the 2018 Plan.

(2)
NEO was not eligible to receive a bonus due to the fact that he was not employed at the time the FY18 bonuses became payable in December 2018.

(3)
Bonus compensation is capped at 100% of base salary.

Long-Term Equity-Based Incentive Awards

        Our practice has been to subject a substantial portion of executive equity awards to performance-based vesting conditions tied to the achievement of certain financial or stock price metrics. In this way, our equity compensation program aligns the interests of our named executive officers with those of our stockholders by creating an incentive for our named executive officers to help maximize stockholder value. The amount and type of equity granted to the named executive officers by the Committee during fiscal 2018 was made by reference to competitive practices among the peer companies, as well as executives' performance, experience, and contributions to shareholder value creation. In addition, the Committee takes into account previous award levels to executives, as well as their outstanding long-term incentives, when making award determinations.

        Our long-term incentive grant practices are designed to provide, when base and incentive cash compensation are also considered, substantially comparable target compensation opportunities for the key financial, operational and executive managers who are also recruited by other manufacturing and high technology companies, particularly in Silicon Valley where our headquarters is located. In addition, our equity compensation program encourages our named executive officers to remain employed with us for a substantial period of time because unvested awards are forfeited upon termination of employment, except as provided in the Change-in-Control plan as outlined below.

        In fiscal 2018, performance-based restricted stock units accounted for 61% of the total grant value awarded to our CEO , as shown below:

        This long-term incentive mix reflects the Committee's belief that the primary function of equity awards should be to provide long-term incentive to take specific actions (such as growing revenue and improving profitability) to increase stockholder value. In furtherance of this philosophy, all performance-based restricted stock units vest only upon or after achievement of certain financial metrics.

        The table below illustrates the performance conditions applicable to performance-based equity awards granted to the NEO's during fiscal 2018. These equity awards will not vest unless the specified criteria are met or exceeded. Differing conditions reflect differing expected contributions to the business by each executive officer.

Name and Position of Named Executive Officer	Revenue requirement	Non-GAAP operating margin requirement	Other requirements
Jure Sola,	N/A	N/A	N/A
Executive Chairman(1)
Robert K. Eulau,	$7.5B to $8.0B in fiscal	4.2% to 4.5% in fiscal	Stock price of $50 and
Former Chief Executive	2018, fiscal 2019 or fiscal	2018, fiscal 2019 or fiscal	$60 per share on or
Officer(2)	2020 (PSU's)	2020 (PSU's)	before December 31, 2021 (performance stock options)
Gerry Fay,	$7.5B to $8.1B in fiscal	3.8% to 4.5% in fiscal	N/A
Former Chief Business	2018, fiscal 2019 or fiscal	2018, fiscal 2019 or fiscal
Officer	2020	2020
David R. Anderson,	$7.5B to $8.1B in fiscal	3.8% to 4.5% in fiscal	N/A
Executive Vice President	2018, fiscal 2019 or fiscal	2018, fiscal 2019 or fiscal
and Chief Financial	2020	2020
Officer
Alan McW. Reid,	N/A	N/A	Non-GAAP earnings per
Executive Vice President,			share of $3.50 during any
Global Human			four consecutive fiscal
Resources			quarter period prior to November 16, 2020

(1)
Due to the nature of his service, e.g. support of the Chief Executive Officer by interacting with current and prospective customers and advice on the strategic direction of Sanmina, which do not lend itself to performance-based metrics to the same extent as day-to-day operational involvement, the Executive Chairman received only time-based equity awards in 2018.

(2)
Due to Mr. Eulau's resignation, none of these awards vested.

        The Committee also believes that the continued retention of our executive team is best supported by awards of time-based restricted stock units. Enhancing retention of valued top executives through such restricted stock awards is typical practice among Silicon Valley-based companies, where talent competition is extreme. Accordingly, the Committee approved competitive time-based restricted stock unit awards to our named executive officers, while maintaining performance-based long-term incentive awards as the predominant long-term compensation vehicle. The time-based restricted stock units vest four years after grant. By combining both performance-based conditions that the Committee believed to be challenging at the time of grant and time-based awards, the Committee seeks to maximize executives' contribution to increasing stockholder value and retain the services of executives over a long period of time.

Pay Decisions Related to Our New CEO, Michael Clarke

        When determining the pay arrangements of Mr. Clarke as our new CEO, the Compensation Committee considered all of the same pay philosophy determinants as described above in this CD&A for pay decisions applied to our former CEO. In particular, alignment with peer CEO pay practices and with our pay arrangements for our previous CEOs were important considerations. Further, the Committee believed it was critical to retain the services of Mr. Clarke, who not only has deep experience with our operations and strategic imperatives through his service on our Board, but who has previously served as CEO of a public technology company. The Committee's decisions on Mr. Clarke's pay package were responsive to this critical background and expertise, as well as to competitive considerations.

        Consistent with our pay-for-performance philosophy, Mr. Clark's pay is predominantly comprised of incentive arrangements that are directly tied to financial and share price-related measures of our success. For example, in order for any of Mr. Clarke's performance-based equity awards to vest, Sanmina's non-GAAP earnings per share must increase by at least 57% from $2.13 in fiscal 2018 to $3.35 in fiscal 2019 or fiscal 2020. The Committee believes it is important to align Mr. Clarke's incentive pay opportunities with those of our other named executive officers, as well as with stockholder value creation.

        Mr. Clarke's compensation package is described below.

Base Salary	Fiscal 2019 Bonus Target as percentage of base salary		Equity Awards(2)
$925,000	150	%(1)	• 100,000 time-based restricted stock units vesting through October 2021:
			• 25,000 - 2019
			• 35,000 - 2020
			• 40,000 - 2021
			• 150,000 performance stock units vesting as follows:
			• 50,000 upon achievement of non-GAAP earnings per share of $3.35 in either fiscal 2019 or 2020
			• 50,000 upon achievement of non-GAAP earnings per share of $3.50 in either fiscal 2019 or 2020
			• 50,000 upon achievement of non-GAAP earnings per share of $4.00 in either fiscal 2020 or 2021
			(None of the performance stock units will vest, and all such awards will be canceled and not payable in the event performance criteria are not met by the specified periods.)
			• 150,000 performance stock options vesting upon achievement of stock price levels:
			• 50,000 upon achievement of stock price of $38.00 before October 2020
			• 50,000 upon achievement of stock price of $43.00 before October 2020
			• 50,000 upon achievement of stock price of $50.00 before October 2021
			(None of the performance stock options will vest, and all such awards will be canceled and not payable in the event performance criteria are not met by the specified periods.)

(1)
Up to a maximum of 300% of base salary, contingent upon achievement of maximum performance objectives.

(2)
None of the performance stock units or performance stock options will vest, and all of such awards will be canceled and not payable to the Chief Executive Officer, in the event the performance criteria are not met in the specified periods.

        In addition, Mr. Clarke received our standard change in control severance arrangement providing for certain benefits in the event of a qualifying termination of employment following a change in control of the Company. These benefits consist of (1) payment, in a lump sum, of two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested equity awards held by Mr. Clarke and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. See "Change-in-Control and Severance Arrangements," below.

Separation Payments to Former CEO

        See "Employment, Termination and Change in Control Arrangements" on page 62 for a description of certain separation payments made to Robert Eulau in connection with his resignation.

Change-in-Control and Severance Arrangements

        In order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Committee approved a change-in-control plan in December 2009 to provide benefits to such employees, including the named executive officers, in the event that their employment terminates under certain circumstances following a change-in-control of Sanmina. These benefits are generally below competitive market practices, and include: (1) payment, in a lump sum, of one, one and one-half or two times base salary and one times target incentive compensation for the year, (2) acceleration in full of all unvested stock options and restricted stock units held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. A change-in-control is defined as an acquisition, in a merger or otherwise, of more than 50% of the voting power of Sanmina, a sale of substantially all of the assets of Sanmina or a change in a majority of the Board other than upon recommendation of the incumbent Board. The plan does not provide for a tax gross-up for any of the benefits payable thereunder. In addition, the plan does not provide benefits unless the employee is terminated without cause, or terminates for good reason, within a specified period of time following a change-in-control, as such terms are defined in the plan. The Committee believes that such plan will help Sanmina's key employees maintain continued focus and dedication to their assigned duties to maximize stockholder value if there is a change-in-control. Among the factors considered by the Committee in establishing the arrangements were the multiple of base salary and incentive compensation used by peer companies to calculate severance benefits and the Committee's assessment of the extent to which such benefits would motivate named executive officers to remain with Sanmina.

Other Benefits

        In addition to the base salary, bonus and equity compensation discussed above, we provide our named executive officers with some additional benefits that the Committee has determined are necessary to attract and retain key talent, which include:

  •
  Health insurance, as generally available to U.S. employees;

  •
  Optional participation in Sanmina's 401(k) plan, as generally available to all U.S. employees;

  •
  Supplemental life insurance;

  •
  Optional participation in a non-qualified executive deferred compensation plan that permits executives to defer receipt of part or all of their base salary and incentive compensation to a future date; and

  •
  Executive group travel accident insurance.

We do not provide the following types of perquisites to named executive officers:

  •
  Personal use of corporate assets;

  •
  Executive pension plans;

  •
  Sanmina-funded deferred compensation programs; or

  •
  Sanmina-funded housing (except on a temporary basis in cases of relocation).

Policy Regarding Executive Repayment of Compensation Following Misconduct ("Clawback" Policy)

        Section 304 of the Sarbanes-Oxley Act of 2002 requires that if misconduct results in a material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance we are required to restate our financial statements, the Chief Executive Officer and Chief Financial Officer must disgorge any incentive compensation received during the 12-month period following the filing of the non-compliant report and profits on the sale of our stock during such period.

        In addition, our Board has adopted a policy for reimbursement of all cash incentive awards received by all named executive officers under certain circumstances. This policy supplements, but does not replace, the reimbursement requirements of Section 304 discussed above. Under this policy, we shall seek reimbursement of all cash incentive compensation paid to any named executive officer during the 12-month period following the filing with the SEC of financial results required to be restated as a result of such executive's intentional violation of SEC rules or Sanmina policy.

Stock Ownership Guidelines

        We require our executive officers to hold Sanmina equity equal in value to four times base salary, in the case of our Executive Chairman and Chief Executive Officer, three times base salary, in the case of our Chief Financial Officer, and one and one-half times base salary in the case of the other named executive officers.

Stock Hedging and Pledging Policy

        Our policy restricts hedging or pledging of Sanmina stock for executive officers and directors.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to named executive officers to $1 million. In previous years, there was an exemption from this $1 million deduction limit for compensation payments that qualified as "performance-based" under applicable regulations. However, the enactment of the 2017 Tax Cuts and Jobs Act eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

        Accounting rules require us to expense the GAAP-based grant-date fair values of our equity awards, which lowers the amount of our reported profits under U.S. GAAP. In recognition of this equity award expensing and the impact of dilution to our stockholders, we closely monitor the share amounts and the grant-date fair values of the equity awards that are granted each year and provide non-GAAP results that exclude this and certain other expenses that the Company has determined are infrequent, non-cash or not relating to our operational results. See Appendix B for reconciliation information.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2018. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Sanmina's Proxy Statement for its 2019 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION
Wayne Shortridge, Chairman Eugene A. Delaney John P. Goldsberry Joseph G. Licata, Jr. Jackie M. Ward

 SUMMARY COMPENSATION TABLE

        The following table presents the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers for the fiscal years indicated.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jure Sola	2018		937,500	—	7,690,000	—	—	243,793	60,593	(3)	8,931,886
Executive Chairman	2017	(6)	1,064,423	—	12,960,000	—	2,060,000	473,886	54,000		16,612,309
	2016	(6)	900,000	—	9,304,000	—	2,100,000	266,221	54,000		12,624,221
Robert K. Eulau	2018		925,000	—	7,690,000	4,427,925	—	397,918	5,441,765	(4)	18,882,608
Former Chief Executive	2017	(8)	586,731	—	4,920,000	—	750,000	243,983	6,375		6,507,089
Officer(7)	2016	(8)	510,000	—	3,489,000	—	800,000	82,286	6,633		4,887,919
Gerry Fay	2018		761,413	—	—	—	—	5,254	4,118	(5)	770,785
Former Chief Business	2017		90,385	100,000	3,098,250	—	—	—	50,000		3,338,635
Officer(9)
David Anderson	2018		450,000	—	1,538,000	—	—	6,395	3,706	(5)	1,998,101
Executive Vice President and Chief Financial Officer
Alan McW. Reid	2018		315,000	—	305,500	—	—	68,046	2,594	(5)	691,140
Executive Vice	2017		310,962	—	312,000	—	250,000	60,696	1,972		935,630
President, Global	2016		296,923	—	348,900	—	285,000	27,234	2,487		960,544
Human Resources

(1)
Represents the grant date fair value of each equity award, determined in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). These amounts do not purport to reflect the value that will be realized upon sale of the underlying shares.

(2)
Represents bonuses earned pursuant to Sanmina's Corporate Bonus Plan for the fiscal year indicated.

(3)
Comprised of (i) $50,420 in premiums for life insurance (ii) $5,765 in premiums for business travel accident insurance and (iii) $4,408 for CEO retirement gift.

(4)
Comprised of (i) $5,436,000 in income realized upon the vesting of 200,000 performance stock units for which the performance criteria had already been achieved and for which vesting would have otherwise occurred in 2018 and 27,500 otherwise unvested time-based restricted stock units and stock options in connection with Mr. Eulau's separation from service with the Company and (ii) $5,765 in premiums for business travel accident insurance. See "Employment, Termination and Change in Control Arrangements," below.

(5)
Consists of premiums for business travel accident insurance.

(6)
Mr. Sola served as Chief Executive Officer during this fiscal year.

(7)
Effective August 31, 2018, Mr. Eulau resigned from his position as Chief Executive Officer.

(8)
Mr. Eulau served as Executive Vice President and Chief Financial Officer during this fiscal year.

(9)
On September 14, 2018, the Company announced the elimination of Mr. Fay's position.

Grants of Plan Based Awards

        The following table presents information regarding grants of plan based awards made to each of our named executive officers during fiscal 2018. All equity awards were granted under our 2009 Incentive Plan.

						All Other Stock Awards; Number of Shares or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)									Grant Date Fair Value of Stock and Option Awards(2)
								All Other Option Awards (#)		Exercise Price of Option Awards
	Grant Date	Threshold	Target	Maximum
Jure Sola(3)	10/16/17	—	—	—		200,000	(5)	—		—	$7,690,000
Executive Chairman
Robert K. Eulau	10/16/17	—	—	—		200,000	(6)	200,000	(9)	$38.45	$12,117,925
Former Chief Executive Officer	12/4/17	$416,250	$1,387,500	$3,052,500		—		—		—	—
Gerry Fay	—	—	—	—		—		—		—	—
Former Chief Business Officer	12/4/17	$120,000	$400,000	$500,000	(4)	—		—		—	—
David Anderson	10/16/17	—	—	—		40,000	(7)	—		—	$1,538,000
Executive Vice President and	12/4/17	$108,000	$360,000	$450,000	(4)	—		—		—	—
Chief Financial Officer
Alan McW. Reid	12/15/17	—	—	—		10,000	(8)	—		—	$305,500
Executive Vice President,	12/4/17	$61,425	$204,750	$315,000	(4)	—		—		—	—
Global Human Resources

(1)
Represents potential cash payments under Sanmina's Fiscal Year 2018 Corporate Bonus Plan approved on December 4, 2017. Actual cash awards made under this plan are shown in the Summary Compensation Table above under the column entitled "Non-Equity Plan Incentive Compensation."

(2)
Represents the grant date fair value of stock awards, determined in accordance with ASC 718.

(3)
Mr. Sola was not eligible for an annual cash bonus.

(4)
Bonus compensation is capped at 100% of base salary.

(5)
Restricted stock units vested in full on October 2, 2018.

(6)
An aggregate of 100,000 performance stock units vest in tranches upon achievement of revenue of $7.5B to $8.0B and non-GAAP operating margin of 4.2% to 4.5% in fiscal years 2018, 2019 or 2020 and 100,000 restricted stock units vest over four years from the date of grant. As a result of Mr. Eulau's resignation, none of these awards vested and all were canceled.

(7)
An aggregate of 20,000 performance stock units vest in tranches upon achievement of revenue of $7.5B to $8.0B and non-GAAP operating margin of 3.8% to 4.5% in fiscal years 2018, 2019 or 2020 and 20,000 restricted stock units vest in full upon the fourth anniversary of the grant date.

(8)
An aggregate of 5,000 performance stock units vest on November 16, 2020 provided the Company has achieved non-GAAP earnings per share of at least $3.50 during any four consecutive fiscal quarters prior to that date and 5,000 restricted stock units vest in full upon the fourth anniversary of the grant date.

(9)
An aggregate of 50,000 options were exercisable on the date of grant and the remaining 150,000 options vest in tranches upon achievement of stock price levels of $50 to $60 per share on or before December 31, 2021. As a result of Mr. Eulau's resignation, all of the unvested awards were canceled.

Outstanding Equity Awards at Fiscal 2018 Year-End

        The following table presents certain information concerning outstanding option awards held as of September 29, 2018, the last day of fiscal 2018, by each of our named executive officers.

Option Awards

Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Jure Sola	11/17/14		50,000	—		$24.65	11/17/24
Executive Chairman	11/17/14		150,000	—		$24.65	11/17/24
	11/15/13		200,000	—		$15.48	11/15/23
	11/15/12		100,000	—		$8.62	11/15/22
	11/15/11		100,000	—		$8.70	11/15/21
	11/15/10		200,000	—		$11.23	11/15/20
	11/16/09		900,000	—		$8.79	11/16/19
Robert K. Eulau(1)	10/16/17		50,000	—		$38.45	10/16/27
Former Chief Executive Officer	10/16/17		—	150,000	(3)	$38.45	10/16/27
	11/17/14	(4)	39,143	857		$24.65	11/17/24
	11/15/13		50,000	—		$15.48	11/15/23
	11/15/12		70,000	—		$8.62	11/15/22
	11/15/11		70,000	—		$8.70	11/15/21
	11/15/10		62,500	—		$11.23	11/15/20
Gerry Fay(2)	—		—	—		—	—
Former Chief Business Officer
David Anderson	11/17/14	(4)	9,583	417		$24.65	11/17/24
Executive Vice President and Chief	11/15/13		4,167	—		$15.48	11/15/23
Financial Officer
Alan McW. Reid	11/17/14	(4)	7,667	333		$24.65	11/17/24
Executive Vice President, Global	11/15/13		10,000	—		$15.48	11/15/23
Human Resources

(1)
Mr. Eulau remained in service as an employee as of September 29, 2018. As a result, equity awards previously granted to him as an officer of the Company continued to be outstanding as of such date. An aggregate of 2,500 stock options were vested pursuant to a separation of service agreement (see "Employment, Termination and Change in Control Arrangements," below). The rest of the unexercisable stock options shown in this table were canceled.

(2)
Mr. Fay remained in service as an employee as of September 29, 2018. As a result, equity awards previously granted to him as an officer of the Company continued to be outstanding as of such date.

(3)
Performance stock options vest in tranches upon achievement of stock price levels of $50 to $60 per share on or before December 31, 2021.

(4)
Subject to the holder continuing to be a service provider, 25% of these stock options vest on the first anniversary of the date of grant and the remaining shares vest at the rate of 1/36 of such shares per month thereafter.

Stock Awards

        The following table presents certain information concerning the outstanding stock awards held as of September 29, 2018, the last day of fiscal 2018, by each of our named executive officers.

Name	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet vested(1)
Jure Sola	10/16/17	200,000	(4)	$5,520,000
Executive Chairman	12/15/16	100,000	(5)	$2,760,000
	11/15/16	150,000	(6)	$4,140,000
	11/16/15	100,000	(7)	$2,760,000
Robert K. Eulau(2)	10/16/17	100,000	(8)	$2,760,000
Former Chief Executive Officer	10/16/17	100,000	(9)	$2,760,000
	12/15/16	50,000	(5)	$1,380,000
	11/15/16	50,000	(10)	$1,380,000
	11/15/16	50,000	(11)	$1,380,000
	11/16/15	100,000	(12)	$2,760,000
	11/16/15	50,000	(13)	$1,380,000
Gerry Fay(3)	8/15/17	45,000	(14)	$1,242,000
Former Chief Business Officer	8/15/17	40,000	(15)	$1,104,000
David Anderson	10/16/17	20,000	(16)	$552,000
Executive Vice President and Chief Financial Officer	10/16/17	5,000	(5)	$138,000
	10/16/17	5,000	(17)	$138,000
	10/16/17	10,000	(18)	$276,000
	11/15/16	7,000	(16)	$193,200
	11/15/16	7,000	(19)	$193,200
	11/16/15	15,000	(20)	$414,000
	11/16/15	5,000	(21)	$138,000
Alan McW. Reid	12/15/17	5,000	(16)	$138,000
Executive Vice President, Global Human Resources	12/15/17	5,000	(22)	$138,000
	11/15/16	5,000	(16)	$138,000
	11/15/16	5,000	(19)	$138,000
	11/16/15	8,000	(20)	$220,800
	11/16/15	7,000	(21)	$193,200

(1)
Value is based on Sanmina's closing stock price of $27.60 on September 28, 2018, the last trading day of fiscal 2018, as reported on the Nasdaq Global Select Stock Market.

(2)
Mr. Eulau remained in service as an employee as of September 29, 2018. As a result, equity awards previously granted to him as an officer of the Company continued to be outstanding as of such date. An aggregate of 125,000 PSU's and RSU's shown in this table were vested pursuant to a separation of service agreement (see "Employment, Termination and Change in Control Arrangements," below). The remainder were all canceled.

(3)
Mr. Fay remained in service as an employee as of September 29, 2018. As a result, equity awards previously granted to him as an officer of the Company continued to be outstanding as of such date.

(4)
Restricted stock units vested on October 2, 2018.

(5)
Performance stock units vest in full upon achievement of specified financial criteria through the end of fiscal 2018. Such performance criteria were not achieved and, as a result, this grant was canceled on December 31, 2018.

(6)
Performance stock units vest in full if specified non-GAAP earnings per share targets (achievement of non-GAAP earnings per share of at least $3.25) are achieved in fiscal 2019.

(7)
Performance stock units vest in full if specified non-GAAP earnings per share targets were achieved in fiscal 2018. Such performance criteria were not achieved and, as a result, this grant was canceled on December 31, 2018.

(8)
Performance stock units vest in tranches upon achievement of revenue of $7.5 billion to $8.0 billion and non-GAAP operating margin of 4.2% to 4.5% in fiscal years 2018, 2019 or 2020.

(9)
Restricted stock units vest over four years from the date of grant.

(10)
Performance stock units vest in full on the third anniversary of the grant date hereof if specified financial criteria (achievement of non-GAAP earnings per share of at least $2.75 in fiscal 2017, 2018 or 2019) are achieved. This performance criteria was achieved and these PSU's were vested in connection with Mr. Eulau's resignation.

(11)
Restricted stock units vest in full on the fourth anniversary of the grant date. An aggregate of 25,000 of these PSU's were vested in connection with Mr. Eulau's resignation. The rest were canceled.

(12)
Performance stock units vest in full on the third anniversary of the grant date if specified financial criteria (achievement of non-GAAP earnings per share of at least $2.50 to $2.60 in fiscal 2016, 2017 or 2018) are achieved. This performance criteria was achieved and these PSU's were vested in connection with Mr. Eulau's resignation.

(13)
Performance stock units vest in full on the fourth anniversary of the grant date if specified financial criteria (achievement of non-GAAP earnings per share of at least $2.70 in fiscal 2016, 2017 or 2018) are achieved. This performance criteria was achieved and these PSU's were vested in connection with Mr. Eulau's resignation.

(14)
Restricted stock units vest on certain dates through the fourth anniversary of commencement of employment, subject to holder continuing to be a service provider to Sanmina.

(15)
Performance stock units vest upon achievement of specified financial criteria (revenue of $7.5 billion to $8.1 billion and non-GAAP operating margin of 3.8% to 4.5% in fiscal 2018, 2019 or 2020).

(16)
Restricted stock units vest in full four years from the date of grant, subject to holder continuing to be a service provider to Sanmina.

(17)
Performance stock units vest in full upon achievement of specified financial criteria (revenue of at least $8.0 billion and non-GAAP operating margin of at least $4.1%) through the end of fiscal 2019.

(18)
Performance stock units vest in full upon achievement of specified financial criteria (revenue of at least $8.1 billion and non-GAAP operating margin of at least 4.5%) through the end of fiscal 2020.

(19)
Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $2.75 in fiscal 2017, 2018 or 2019) have been achieved. As a result, performance stock units will vest in full three years from date of grant, subject to holder continuing to be a service provider to Sanmina.

(20)
Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $2.70 per share in fiscal 2016, 2017 or 2018) have been achieved. As a result,

  performance stock units will vest in full three years from date of grant subject to holder continuing to be a service provider to Sanmina.

(21)
Performance stock units for which performance targets (achievement of non-GAAP earnings per share of at least $2.50 in fiscal 2016, 2017 or 2018) have been achieved. As a result, performance stock units will vest in full four years from date of grant, subject to holder continuing to be a service provider to Sanmina.

(22)
Performance stock units vest in full on November 16, 2020 if specified non-GAAP earnings per share targets (non-GAAP earnings per share of at least $3.50 during any four consecutive fiscal quarters prior to November 16, 2020) are achieved.

Option Exercises and Stock Vested in Last Fiscal Year

        The following table presents certain information regarding exercises of options and vesting of stock awards for each of our named executive officers during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Jure Sola Executive Chairman	125,000	$2,777,500	371,666	$14,314,477
Robert K. Eulau Former Chief Executive Officer	—	—	80,000	$2,712,000
Gerry Fay Former Chief Business Officer	—	—	—	—
David Anderson Executive Vice President and Chief Financial Officer	—	—	10,000	$339,000
Alan McW. Reid Executive Vice President, Global Human Resources	—	—	7,000	$237,300

(1)
The aggregate value realized upon exercise of stock options represents the difference between (1) the fair market value of Sanmina's common stock on the date of exercise and (2) the price paid by the named executive officer to exercise the options, multiplied by the number of options exercised.

(2)
The aggregate value realized upon vesting of stock awards represents Sanmina's closing stock price on the date of vesting multiplied by the number of awards vested.

Non-Qualified Deferred Compensation Plan

        Pursuant to Sanmina's non-qualified deferred compensation plan, certain highly compensated employees may defer the receipt of certain compensation, and such deferrals are not subject to income tax until the year in which they are paid. Only members of management or highly compensated employees with a projected base salary of at least $100,000 may participate in the plan, subject to the approval of our Chief Executive Officer. Sanmina does not provide matching contributions under this plan. The following table presents certain information concerning participation in our non-qualified deferred compensation plan by the named executive officers who participated in the plan during fiscal 2018.

Name	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance
Jure Sola Executive Chairman	$712,712	$243,793	—	$5,377,881
Robert K. Eulau Former Chief Executive Officer	$732,375	$397,918	—	$2,931,889
Gerry Fay Former Chief Business Officer	$50,000	$5,254	—	$55,254
David Anderson Executive Vice President and Chief Financial Officer	$198,750	$6,395	—	$475,480
Alan McW. Reid Executive Vice President, Global Human Resources	$125,000	$68,046	—	$622,080

Employment, Termination and Change in Control Arrangements

        Sanmina does not have employment agreements with any of its named executive officers. However, in order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Compensation Committee approved in December 2009 a change in control plan to provide benefits to such employees in the event that their employment terminates under certain circumstances following a change in control of Sanmina. These benefits consist of (1) payment, in a lump sum, of one to two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested stock options and restricted stock held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. The plan does not provide benefits unless the employee is terminated without cause or resigns for good reason within a specified period of time following a change in control. In addition, covered employees must execute a general release as a condition to receiving benefits. Sanmina believes that the benefits provided by the plan are comparable to those offered by peer group companies. Below is a table showing the potential benefits payable under such plan to the named executive officers of Sanmina who were serving as such as of the last day of fiscal 2018 had a change in control and a triggering termination occurred as of such date.

Name and Position	Salary Payable (multiple of base salary payable)		Target Bonus Payable	Value of Accelerated Stock Options and Restricted Stock(1)	Estimated Value of Continued Health Insurance Coverage	Total
Jure Sola(2) Executive Chairman	$1,750,000	(2x)	—	$15,180,000	$21,020	$16,951,020
David Anderson Executive Vice President and Chief Financial Officer	$900,000	(2x)	$360,000	$2,043,630	$24,735	$3,328,365
Alan McW. Reid Executive Vice President, Global Human Resources	$315,000	(1x)	$204,750	$966,982	$29,597	$1,516,329

(1)
Based on unvested equity awards outstanding as of the end of fiscal 2018 and assuming a stock price of $27.60 per share, the closing stock price on September 28, 2018.

(2)
Mr. Sola was not eligible for an annual cash bonus.

        For purposes of the change of control plan, the following definitions apply. Change of control means a person becoming the owner of 50% or more of Sanmina's common stock, a merger of Sanmina by which stockholders before the transaction cease to own at least 50% of the voting power of Sanmina after the transaction, the sale of substantially all of the assets of Sanmina, approval of a plan of liquidation, or the failure of a majority of the Board of Directors in office at the time the plan became effective to continue to remain in office, unless such new members were nominated by a majority of the members of such Board in office at the time the plan became effective. Cause means the willful failure of the executive to perform the executive's duties, the willful engaging in conduct prohibited by Sanmina's Code of Conduct or the executive's commission of a felony or act of moral turpitude, fraud or embezzlement. Good reason means the material diminution of the executive's total annual compensation, authority, duties or responsibilities after a change of control compared to compensation, authorities duties or responsibilities before the change of control (provided that less than a 20% reduction of annual compensation shall not constitute a material diminution of annual compensation), a relocation of the executive to a place of business more than 75 miles from the place of business predominantly used by executive before the change of control, or a material breach by Sanmina of executive's employment agreement with Sanmina, if any.

        In addition to the benefits described above, pursuant to an agreement with Alan McW. Reid, our Executive Vice President, Global Human Resources, dated March 28, 2008, as amended, Mr. Reid is entitled to receive a lump sum payment equal to 12 months of his then current salary and certain relocation benefits following any termination of his employment without cause or voluntary termination for good reason.

        On September 15, 2018, the Company and Gerry Fay, former Chief Business Officer of the Company, entered into a separation and release agreement under which Mr. Fay received a lump sum cash payment of $250,000. The separation agreement also contains customary provisions concerning release of claims, non-solicitation of employees and non-disparagement.

        On September 17, 2018, the Company and Robert K. Eulau, former Chief Executive Officer of the Company, entered into a separation and release agreement under which Mr. Eulau received bi-weekly cash payments of $36,845 through December 31, 2018 and a lump sum cash payment of $478,990 on January 10, 2019. Pursuant to such agreement, Mr. Eulau shall receive an additional lump sum cash payment of $478,990 on July 11, 2019. Such payment shall not be made in the event Mr. Eulau accepts a full-time or part-time employment or consulting relationship with certain specified companies. In addition, the vesting of an aggregate of 200,000 performance stock units for which the performance criteria had already been achieved and 27,500 unvested time-based restricted stock units and stock options was accelerated pursuant to the separation agreement. The separation agreement also contains customary provisions concerning release of claims, non-solicitation of employees and non-disparagement.

Realized Compensation

        The calculation of total compensation, as shown in the 2018 Summary Compensation Table set forth on page 56, includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the named executive officers in a particular year. To supplement the SEC-required disclosure, we have included the table below, which compares the compensation actually realized by each named executive officer, as reported on each such named executive officer's W-2 form for each of the calendar years shown, to the compensation reported in the Summary Compensation Table for each of the fiscal years shown.

 Realized Compensation Table

Name and Principal Position	Calendar or Fiscal Year	Realized Compensation(1)	Reported Compensation
Jure Sola, Executive Chairman	2018	$6,328,228	$8,931,886
	2017	$31,796,758	$16,612,309
	2016	$14,495,761	$12,624,221
Robert K. Eulau, Former Chief Executive Officer	2018	$10,043,005	$18,882,608
	2017	$6,447,234	$6,507,089
	2016	$8,131,984	$4,887,919
Gerry Fay, Former Chief Business Officer	2018	$646,029	$770,785
	2017	$355,769	$3,338,635
David Anderson, Executive Vice President and Chief Financial Officer	2018	$842,700	$1,998,101
Alan McW. Reid, Executive Vice President, Global Human Resources	2018	$524,440	$691,140
	2017	$1,148,967	$935,630
	2016	$1,038,365	$960,544

(1)
The amounts reported in the table above reflect gross income for the calendar years shown as reported on the named executive officers' W-2 forms. These amounts differ, in most cases substantially, from the amounts reported as total compensation in the 2018 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2018 Summary Compensation Table. Generally speaking, realized compensation excludes (1) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns) and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), but does include the value realized from the vesting of restricted stock units before payment of any applicable withholding taxes, if applicable. In addition, realized compensation reflects any bonus, restricted stock units or options actually paid, vested or exercised in the calendar year shown, whereas total compensation under SEC rules reflects such amounts for the fiscal year shown.

CEO PAY RATIO

        Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Robert Eulau, our former Chief Executive Officer, and the median annual total compensation of our employees (other than Mr. Eulau) for fiscal 2018:

  •
  The median of the annual total compensation of all employees (other than Mr. Eulau) of the Company (including our consolidated subsidiaries) was $17,366.

  •
  Mr. Eulau's annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, which was $18,882,608. However, such total compensation includes $5.4 million of compensation resulting from the vesting of certain equity awards in connection with Mr. Eulau's resignation for which the performance criteria had been achieved. See "Employment, Termination and Change of Control Arrangements" on page 62.

  •
  Based on the above, for 2018, the ratio of Mr. Eulau's annual total compensation to the median of the annual total compensation of all employees (other than Mr. Eulau) was 1,087 to 1. Excluding the value of the vested equity described above, such ratio would have been 774 to 1.

        This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We determined the median of the annual total compensation of our employees as of September 29, 2018, which was the last day of our last completed fiscal year, at which time we (including our consolidated subsidiaries) had approximately 36,147 full-time, part-time and temporary employees, approximately 5,305 of whom are U.S. employees, and approximately 30,842 (or approximately 85% of our total employee population) of whom are located outside of the United States, generally in lower cost locations such as China and Mexico. This employee count excludes individuals who are technically classified as independent contractors or "leased" workers as permitted by the applicable SEC rules and are therefore not included in the CEO pay ratio calculations. To find our median employee, we compared the target total cash (base plus target incentive) of all such employees as shown in our global HRIS systems, annualizing the compensation of full-time employees who did not work for us for the entire year. Employees who worked for us part-time were included at their part-time pay rate and not converted to a full-time equivalent pay level.

        Once we identified our median employee, we estimated such employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using this methodology, we determined that our median employee was a full-time, salaried employee working in Singapore, with annual total cash compensation of approximately $17,366 for fiscal 2018. For purposes of this disclosure, we converted the employee's total cash compensation from 23,714 SGD to U.S. dollars using the exchange rate as of September 29, 2018 (0.7323164 to 1 USD).

        With respect to the annual total compensation of Mr. Eulau, we used the amount reported in the "Total" column in the Summary Compensation Table included in this proxy statement.

 COMPENSATION OF DIRECTORS

        The following table presents the compensation earned by our non-employee directors during fiscal 2018.

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)(1)(2)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael J. Clarke	—	313,345		—	—	313,345
Eugene A. Delaney	—	654,677	(4)	—	—	654,677
William J. DeLaney	118,333	210,003		—	—	328,336	(5)
John P. Goldsberry	—	346,685		—	—	346,685
Rita S. Lane	—	320,013		—	—	320,013
Joseph G. Licata, Jr.	105,000	180,011		—	—	285,011
Mario M. Rosati	80,000	180,011		—	—	260,011
Wayne Shortridge	115,000	333,349		(25,287)	—	423,062
Jackie M. Ward	—	674,681	(4)	(127,208)	—	547,473

(1)
Represents the grant date fair value of each equity award, determined in accordance with ASC 718. These amounts do not purport to reflect the value that will be realized upon sale of the underlying securities.

(2)
Includes the grant date fair value of restricted stock units granted in lieu of cash retainer awards, when applicable. See "Director Compensation Arrangements," below.

(3)
As of the end of fiscal 2018, the following directors held unvested restricted stock awards and outstanding stock options as follows: Mr. Clarke—8,005 and 17,145, respectively; Mr. E. Delaney—31,766 and 17,145, respectively; Mr. W. DeLaney—3,763 and 0, respectively; Mr. Goldsberry—9,200 and 7,181, respectively; Ms. Lane—8,244 and 0, respectively; Mr. Licata—3,226 and 0, respectively; Mr. Rosati—3,226 and 36,749, respectively; Mr. Shortridge—8,722 and 0, respectively; and Ms. Ward—32,483 and 35,082, respectively.

(4)
Includes $348,000 in grant date fair value of restricted stock units granted for service on a special committee of the Board tasked with advising on operational issues and executive performance during fiscal 2018. Such awards vest in full on September 30, 2019.

(5)
Includes pro rated compensation for Board service from January 2018 to March 2018.

Director Compensation Arrangements

        The Nominating and Governance Committee of the Board reviews and recommends non-employee director pay levels, which are approved by the Board. The Nominating and Governance Committee believes Sanmina's director compensation pay levels are reasonable in light of benchmarking data prepared by the Nominating and Governance Committee's independent compensation consultant and reviewed by the committee.

        Cash Compensation.    During fiscal 2018, non-employee directors were eligible to receive an annual cash retainer of $80,000. Each such director who was a member of the Compensation or Nominating and Governance Committees of the Board also earned an annual cash retainer of $10,000 and the chairperson of each such committee earned an additional annual cash retainer of $35,000 in the case of the Compensation Committee and $10,000 in the case of the Nominating and Governance Committee. In the case of the Audit Committee, committee members receive $15,000 for their annual service and the chairperson receives an additional $30,000 for such service. Finally, our lead independent director earned an additional cash retainer of $80,000 for his duties as such during 2018 in recognition of the increased amount of work necessary to perform his role through two CEO transitions and the establishment of an executive chair role in the Company. During 2018, directors could elect to receive all or part of their retainers in the form of restricted stock units, in which case the dollar value of the restricted stock issued was increased by one-third, reflecting the risks inherent in stock ownership. Such restricted stock units vest in full on the day preceding the following Annual Meeting of Stockholders. This feature is being discontinued for the 2019 non-employee director compensation program.

        Equity Compensation.    During fiscal 2018, non-employee directors received an aggregate of $180,000 in value of restricted stock units vesting as to 25% of the shares subject thereto on each of the first four quarterly anniversaries of the grant date.

        Director Compensation Limits.    The Company's 2009 Incentive Plan and 2019 Equity Incentive Plan each provide that in a given fiscal year, a non-employee director may not receive equity awards having a grant date fair market value greater than $900,000. Sanmina believes that having a stockholder-approved limit on equity grants to directors is consistent with best corporate governance practices.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2018, as to: (i) each person (or group of affiliated persons) who is known to us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group.

        The information provided in this table is based on Sanmina's records, Schedules 13G filed with the SEC and information provided to Sanmina, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134.

Name	Shares Beneficially Owned	Approximate Percentage Owned(17)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	9,384,315	13.73%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,551,517	9.58%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	6,327,624	9.26%
LSV Asset Management(4) 155 N.Wacker Drive Suite 4600 Chicago, IL 60606	3,707,389	5.42%
Jure Sola(5)	2,822,295	4.13%
Robert K. Eulau(6)	360,776	*	%
Gerry Fay(7)	5,000	*	%
David Anderson(8)	14,167	*	%
Alan McW. Reid(9)	29,284	*	%
Michael J. Clarke(10)	68,148	*	%
Eugene A. Delaney(11)	68,389	*	%
William J. DeLaney	5,645	*	%
John P. Goldsberry(12)	40,380	*	%
Rita S. Lane	17,608	*	%
Joseph G. Licata	53,624	*	%
Mario M. Rosati(13)	85,417	*	%
Wayne Shortridge(14)	64,222	*	%
Jackie M. Ward(15)	158,237	*	%
All directors and executive officers as a group (14 persons)(16)	3,793,192	5.55%

*
Less than 1%.

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power with respect to 9,220,897 of the shares reported and has sole dispositive power with respect to all of the shares.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 78,748 of the shares and shared voting power with respect to 9,698 of the shares. The Vanguard Group, Inc. has sole dispositive power with respect to 6,469,078 of the shares and shared dispositive power with respect to 82,439 of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 72,741 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,705 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP ("Dimensional"). Dimensional is the beneficial owner of all of the shares and has sole voting power with respect to 6,178,250 of the shares and sole dispositive power with respect to all of the shares. Dimensional is filing as an investment adviser to various investors.

(4)
This information is based solely on a Schedule 13G filed with the SEC on February 13, 2018 by LSV Asset Management. LSV Asset Management has sole voting power with respect to 2,329,442 of the shares and has sole dispositive power with respect to all of the shares.

(5)
Includes 1,700,000 shares subject to stock options Mr. Sola has the right to exercise within 60 days after December 31, 2018. Also includes 335,926 held by Sola Family Trust and 243,387 held by Sola 2012 Heritage Trust.

(6)
Includes 66,500 shares subject to stock options Mr. Eulau has the right to exercise within 60 days after December 31, 2018.

(7)
Comprised of 5,000 shares subject to restricted stock units Mr. Fay has the right to receive within 60 days after December 31, 2018.

(8)
Includes 14,167 shares subject to stock options Mr. Anderson has the right to exercise within 60 days after December 31, 2018.

(9)
Includes 18,000 shares subject to stock options Mr. Reid has the right to exercise within 60 days after December 31, 2018.

(10)
Includes 17,145 shares subject to stock options Mr. Clarke has the right to exercise within 60 days after December 31, 2018.

(11)
Includes 17,145 shares subject to stock options Mr. Delaney has the right to exercise within 60 days after December 31, 2018.

(12)
Includes 7,181 shares subject to stock options Mr. Goldsberry has the right to exercise within 60 days after December 31, 2018.

(13)
Includes 36,749 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after December 31, 2018. Also includes 1,500 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee.

(14)
Includes 2,648 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.

(15)
Includes 35,082 shares subject to stock options Ms. Ward has the right to exercise within 60 days after December 31, 2018. Also includes 408 shares held by Arthur Lee Davis and 13,320 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.

(16)
Includes an aggregate of 1,911,969 shares subject to stock options individuals have the right to exercise within 60 days after December 31, 2018.

(17)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common Stock subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after December 31, 2018 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Pursuant to its written charter, the Audit Committee reviews all related-party transactions required to be disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Global Select Market, namely transactions involving Sanmina in which its executive officers, directors or beneficial owners of five percent or greater of our securities have a material direct or indirect interest and which are valued at more than $120,000. The Audit Committee receives regular updates from management concerning actual or potential related party transactions. We also solicit written confirmation of any related party transactions from our executive officers and directors on an annual basis. The following is a list of related party transactions meeting the definition above that existed during fiscal 2018.

        Retention of Wilson Sonsini Goodrich & Rosati.    During fiscal 2018, Mario M. Rosati, a member of our Board, was a partner at the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). We retained WSGR as our legal counsel for various matters during the fiscal year. Legal fees paid to WSGR during fiscal 2018 were approximately $478,000.

        Employment of Relatives of Executive Chairman.    Zeljko Sola, the brother of Jure Sola, our Executive Chairman, is a business development vice president at Sanmina, and earned or realized compensation of approximately $408,000 in fiscal 2018. Martina Sola, Mr. Sola's daughter, is a business development manager at Sanmina, and earned or realized compensation of approximately $207,000 in fiscal 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we filed on behalf of our directors and executive officers for their fiscal 2018 transactions in our common stock and (ii) the written representations received from such persons that all of their transactions during the fiscal year were reported, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers. We are not aware of any failure to file required Section 16(a) forms by any of the persons who may beneficially own more than 10% of our common stock.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Sanmina's Audit Committee is comprised solely of members who meet the Nasdaq Listing Standard's independence requirements for audit committee members. The Audit Committee has reviewed the audited financial statements for fiscal 2018 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management is responsible for the internal controls and the financial reporting process. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

        PricewaterhouseCoopers LLP ("PwC") our independent registered public accounting firm for fiscal 2018, was responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. PwC was also responsible for performing an audit of the effectiveness of Sanmina's internal control over financial reporting as of September 29, 2018, in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee has discussed with PwC the overall scope of such audits and has met with PwC, with and without management present, to discuss the results of their audits.

        The Audit Committee also reviewed with PwC its judgments as to the quality, not just the acceptability, of our accounting principles and has discussed with PwC the matters required to be discussed by professional standards. Finally, the Audit Committee has also received the written disclosures and the letter from PwC as required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC the independence of that firm.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements for fiscal 2018 be included in the Annual Report on Form 10-K for fiscal 2018 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION
John P. Goldsberry, Chairman Eugene A. Delaney William J. DeLaney Rita S. Lane Joseph G. Licata Wayne Shortridge

 OTHER MATTERS

        We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent in accordance with their best judgment.

        WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 30 E. PLUMERIA DRIVE, SAN JOSE, CALIFORNIA 95134.

AVAILABILITY OF ADDITIONAL INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms. A copy of our Annual Report on Form 10-K for fiscal 2018 is available without charge from our website at www.sanmina.com under the heading "Investor Relations-SEC Filings" and is also available in print to stockholders without charge and upon request, addressed to Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

For the Board of Directors

Christopher K. Sadeghian Corporate Secretary

January 24, 2019

APPENDIX A

SANMINA CORPORATION

2019 EQUITY INCENTIVE PLAN

(As adopted on December 3, 2018)

1.
Purposes of the Plan.    The purposes of this Plan are:

•
to attract and retain the best available personnel for positions of substantial responsibility,

•
to provide additional incentive to Employees, Directors, and Consultants, and

•
to promote the success of the Company's business.

        The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.
Definitions.    As used herein, the following definitions will apply:

        (a)   "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

        (b)   "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company, including any Parent or Subsidiary of the Company.

        (c)   "Applicable Laws" means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

        (d)   "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units (including Performance Units payable in cash), Performance Shares and other stock or cash awards as the Administrator may determine.

        (e)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

        (f)    "Board" means the Board of Directors of the Company.

        (g)   "Change in Control" means the occurrence of any of the following events:

          A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

          A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

          A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

          Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

          Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company's incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (h)   "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        (i)    "Committee" means a committee of Directors or of one or more other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

        (j)    "Common Stock" means the common stock of the Company.

        (k)   "Company" means Sanmina Corporation, a Delaware corporation, or any successor thereto.

        (l)    "Consultant" means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company's securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

        (m)  "Director" means a member of the Board.

        (n)   "Disability" means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

        (o)   "Employee" means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

        (p)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (q)   "Exchange Program" means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 6(a), the Administrator may not implement an Exchange Program.

        (r)   "Fair Market Value" means, as of any date the value of Common Stock determined as follows: The Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator's discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

        (r)   "Fiscal Year" means the fiscal year of the Company.

        (s)   "Incentive Stock Option" means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

        (t)    "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

        (u)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (v)   "Option" means a stock option granted pursuant to Section 7 of the Plan.

        (w)  "Outside Director" means a Director who is not an Employee.

        (x)   "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Code Section 424(e).

        (y)   "Participant" means the holder of an outstanding Award.

        (z)   "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

        (aa) "Performance Unit" means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which, in the Administrator's sole discretion, may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11, in the Administrator's sole discretion.

        (bb) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

        (cc) "Plan" means this 2019 Equity Incentive Plan.

        (dd) "Restricted Stock" means Shares issued pursuant to an Award of Restricted Stock under Section 9 of the Plan, or issued pursuant to the early exercise of an Option.

        (ee) "Restricted Stock Unit" means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

        (ff)  "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (gg) "Section 16(b)" means Section 16(b) of the Exchange Act.

        (hh) "Section 409A" means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

         (ii)  "Securities Act" means the Securities Act of 1933, as amended.

        (jj)   "Service Provider" means an Employee, Director or Consultant.

        (kk) "Share" means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

        (ll)   "Stock Appreciation Right" means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a Stock Appreciation Right.

        (mm)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Code Section 424(f).

3.     Stock Subject to the Plan.

        (a)    Stock Subject to the Plan.    Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 3,993,000 Shares, plus any Shares subject to stock options or similar awards granted under the Sanmina Corporation 2009 Stock Incentive Plan (the "2009 Plan") that, after the date of stockholder approval of this Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2009 Plan that, after the date of stockholder approval of this Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the 2009 Plan equal to 6,436,840 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

        (b)    Full Value Awards.    Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.36 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.36 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

        (c)    Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are to be settled in Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If unvested Shares of Restricted Stock, or unvested Shares issued pursuant to Awards of Restricted Stock Units, Performance Shares or Performance Units are repurchased by or forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under this Section 3(c).

        (d)    Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.     Administration of the Plan.

        (a)    Procedure.

          (i)    Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

          (ii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

          (iii)    Delegation to an Officer.    The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees or Consultants of the Company or any of its Subsidiaries who are not Officers to be recipients of Options, Restricted Stock and Restricted Stock Units and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees and Consultants; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer. Notwithstanding anything to the contrary in this Section 4(a), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 4(b) below.

          (iv)    Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

        (b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

            (i)  to determine the Fair Market Value;

           (ii)  to select the Service Providers to whom Awards may be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder;

          (iv)  to approve forms of Award Agreements for use under the Plan;

           (v)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

          (vi)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

         (vii)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

        (viii)  to modify or amend each Award (subject to 6(b) and Section 20(c) of the Plan) including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards. Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right in exchange for cash, other awards or an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right, or implement any other type of Exchange Program, unless such action is approved by stockholders prior to such action being taken;

          (ix)  to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

           (x)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

          (xi)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

         (xii)  to make all other determinations deemed necessary or advisable for administering the Plan.

        (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards

5.    Eligibility.    Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

6.     Limits.

        (a)    No Exchange Program or Repricing.    The Administrator may not implement an Exchange Program.

        (b)    One-Year Vesting Requirement.    Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award's date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting, including, without limitation, by reason of the Participant's death, Disability or retirement, or a termination of the Participant's service, and provided further, that, notwithstanding the foregoing one-year vesting requirement, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers without regard to such minimum vesting provisions.

        (c)    Dividends and Other Distributions.    The Administrator will not be permitted to provide that dividends or other distributions with respect to Shares to be paid or issued to a Participant with respect to an Award, unless and until the underlying Award has vested. Further, in no event may dividend equivalents be paid with respect to Awards of Stock Options or Stock Appreciation Rights.

        (d)    Outside Director Limitations.    No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 6(d).

        (e)    Chief Executive Officer Holding Requirement.    Any Shares received by the Chief Executive Officer of the Company pursuant to the exercise, issuance or settlement of an Award granted to him or her while serving in the capacity of Chief Executive Officer, after satisfaction of any applicable tax obligations, may not be sold or otherwise transferred (other than for estate planning purposes) by the Chief Executive Officer prior to the one (1) year anniversary of the date the Chief Executive Officer received such Shares, or, if earlier, the termination of the Chief Executive Officer's status as a Service Provider.

7.     Stock Options.

        (a)    Limitations.    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

        (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

        (c)    Term of Option.    The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

        (d)   Option Exercise Price and Consideration.

          (i)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 7(d), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

          (ii)    Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

          (iii)    Form of Consideration.    The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws, which forms of consideration shall be set forth in the Award Agreement at the time of grant.

        (e)   Exercise of Option.

          (i)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

          (ii)    Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant's termination as the result of the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iii)    Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iv)    Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent of all of the shares subject to the Option, including Shares that had not yet vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following Participant's death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (v)    Tolling Expiration.    A Participant's Award Agreement may also provide that:

            (1)   if the exercise of the Option following the termination of Participant's status as a Service Provider (other than upon the Participant's death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b); or

            (2)   if the exercise of the Option following the termination of the Participant's status as a Service Provider (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of ninety (90) days after the termination of the Participant's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8.     Stock Appreciation Rights.

        (a)    Grant of Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

        (b)    Number of Shares.    The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.

        (c)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, any outstanding Stock Appreciation Rights held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant's death.

        (d)    Stock Appreciation Right Agreement.    Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (e)    Expiration of Stock Appreciation Rights.    A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(c) also will apply to Stock Appreciation Rights.

        (f)    Payment of Stock Appreciation Right Amount.    Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

            (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

           (ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon the exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof.

9.     Restricted Stock.

        (a)    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

        (b)    Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

        (c)    Transferability.    Except as provided in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

        (d)    Other Restrictions.    The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate and contained in the Award Agreement on the date of grant.

        (e)    Removal of Restrictions.    Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. Subject to the vesting limitations under Section 6(b), the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Notwithstanding the foregoing, any outstanding Shares of Restricted Stock held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant's death.

        (f)    Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

        (g)    Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends or any other distributions paid with respect to such Shares.

        (h)    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and become available for grant under the Plan.

10.   Restricted Stock Units.

        (a)    Grant.    Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 10(d), may be left to the discretion of the Administrator.

        (b)    Vesting Criteria and Other Terms.    Subject to Section 6(b), the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. Subject to Section 6(b), after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Notwithstanding the foregoing, any outstanding Restricted Stock Units held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant's death.

        (c)    Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 6(b), at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

        (d)    Form and Timing of Payment.    Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

        (e)    Cancellation.    On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.

11.   Performance Units and Performance Shares.

        (a)    Grant of Performance Units/Shares.    Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

        (b)    Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

        (c)    Performance Objectives and Other Terms.    Subject to Section 6(b), the Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion. The time period during which the performance objectives or other vesting provisions must be met will be called the "Performance Period." Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines.

        (d)    Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 6(b), the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share. Notwithstanding the foregoing, any outstanding Performance Units/Shares held by a Participant who dies while a Service Provider will accelerate upon the Participant's death, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.

        (e)    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period and achievement of the performance criteria and other vesting provisions. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

        (f)    Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and become available for grant under the Plan.

12.    Compliance With Code Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

13.    Leaves of Absence/Transfer Between Locations.    Unless the Administrator provides otherwise or as provided by written Company policies, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or as provided by written Company policies. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.    Transferability of Awards.    Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant's spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant's immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant's immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant's immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant's immediate family control the management of the foundation's assets. For purposes of this Section 14, "immediate family" will mean the Participant's spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant's household (other than as a tenant or employee).

15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

        (a)    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share or value limits, as applicable, set forth in Sections 3 and 6.

        (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

        (c)    Change in Control.    In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the "Successor Corporation"). The Administrator will not be required to treat all Awards or Participants similarly in the transaction.

        In the event that the Successor Corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 6(b)), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company's stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

        For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation or its Parent, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the Successor Corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

        Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant's consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

        (d)    Outside Director Awards.    With respect to Awards granted to an Outside Director, in the event of a Change in Control in which such Awards are assumed or substituted for, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.   Tax.

        (a)    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

        (b)    Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.    No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider, nor will they interfere in any way with the Participant's right or the right of the Company (or any Affiliate) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.    Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.    Term of Plan.    Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20.   Amendment and Termination of the Plan.

        (a)    Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

        (b)    Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.   Conditions Upon Issuance of Shares.

        (a)    Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)    Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company's counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.    Clawback.    The Administrator may specify in an Award Agreement that the Participant's rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company's clawback policy as may be established and/or amended from time to time. The Board may require a Participant to forfeit or return to and/or reimburse the Company all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

24.    Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX B
RECONCILIATION OF NON-GAAP MEASURES

        Below is a reconciliation of the non-GAAP financial measures contained in this proxy statement to their most directly comparable GAAP equivalent and a description of the items excluded from the calculation of our non-GAAP measures.

	Fiscal 2018	Fiscal 2017
GAAP Operating Income	$119,441	$226,467
GAAP operating margin	1.7%	3.3%
Adjustments:
Stock compensation expense	32,825	37,920
Amortization of intangible assets	6,516	7,280
Reversal of contingent consideration accrual	(4,812)
Distressed customer charges	(926)	(973)
Restructuring costs	29,146	1,339
Gain on sales of long-lived assets		(1,451)
Goodwill and other asset impairments	30,610	4,600

Non-GAAP Operating Income	$212,800	$275,182

Non-GAAP Operating Margin	3.0%	4.0%

Q4 FY18
GAAP Operating Income	$9,819
GAAP operating margin	0.5%
Adjustments:
Stock compensation expense	4,127
Amortization of intangible assets	1,092
Reversal of contingent consideration accrual
Distressed customer charges	(73)
Restructuring costs	13,174
Gain on sales of long-lived assets
Goodwill and other asset impairments	30,610

Non-GAAP Operating Income	$58,749

Non-GAAP Operating Margin	3.1%

	Fiscal 2018	Fiscal 2017
EBITDA
GAAP operating income (per above)	119,441	226,467
Depreciation and amortization	118,820	118,751

GAAP EBITDA	$238,261	$345,218

Non-GAAP operating income (per above)	$212,800	$275,182
Depreciation and amortization	112,304	111,471

Non-GAAP EBITDA	$325,104	$386,653

		Q4 FY18	Q4 FY17
Pre-tax Return on Invested Capital (ROIC)
GAAP operating income		$9,819	$43,069
	x	4	4

Annualized GAAP operating income		39,276	172,276
Average invested capital(1)	÷	1,334,450	1,229,493

GAAP pre-tax ROIC		2.9%	14.0%

Non-GAAP operating income		$58,749	$61,146
	x	4	4

Annualized non-GAAP operating income		234,996	244,584
Average invested capital(1)	÷	1,334,450	1,229,493

Non-GAAP pre-tax ROIC		17.6%	19.9%

(1)
Invested capital is defined as total assets (not including cash and cash equivalents and deferred tax assets) less total liabilities (excluding short-term and long-term debt).

        Management has excluded from these non-GAAP measures above stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, as adjusted for taxes, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

        Management excludes these items principally because such charges are not directly related to the Company's ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company's operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company's strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management's approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP and, in some cases, consume cash which reduces the Company's liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company's performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

        Additional information regarding the economic substance of each exclusion, management's use of the resultant non-GAAP measures, the material limitations of management's approach and management's methods for compensating for such limitations is provided below.

        Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company's results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company's core results with those of its competitors.

        Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company's competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company's competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company's liquidity. Therefore, management also reviews GAAP results including these amounts.

        Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company's liquidity. In addition, given the fact that the Company's competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors.

        Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company's liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company's core results with those of its competitors because the Company's competitors complete acquisitions at different times and for different amounts than the Company.

        Other Infrequent Items, which consist of other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, and gains and losses on sales of assets and redemptions of debt), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company's ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company's competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company's liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

        Adjustments for Taxes, which consist of the tax effects of the various adjustments that we include in our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors. We determine the tax adjustments based upon the various applicable effective tax rates. In those jurisdictions where we do not expect to realize a tax cost or benefit (due to a history of operating losses or other factors), a reduced tax rate is applied.

SANMINA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 11, 2019

The stockholder(s) hereby appoint(s) Jure Sola and Christopher K. Sadeghian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sanmina Corporation that the stockholder is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Pacific Standard Time on March 11, 2019 at the corporate offices of Sanmina Corporation (30 E. Plumeria Drive, San Jose, CA 95134)  and any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF SANMINA CORPORATION FOR ITS FISCAL YEAR ENDING SEPTEMBER 28, 2019, FOR THE APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN OF SANMINA CORPORATION, FOR THE APPROVAL OF THE COMPENSATION OF SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

SANMINA CORPORATION

INVESTOR RELATIONS

30 E. PLUMERIA DRIVE

SAN JOSE, CALIFORNIA 95134

VOTE BY INTERNET—www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SANMINA CORPORATION

The Board of Directors recommends a vote FOR the following proposal(s).

1.	Election of directors:	For	Against	Abstain

	1a. Michael J. Clarke	☐	☐	☐

	1b. Eugene A. Delaney	☐	☐	☐

	1c. William J. DeLaney	☐	☐	☐

	1d. John P. Goldsberry	☐	☐	☐

	1e. Rita S. Lane	☐	☐	☐

	1f. Joseph G. Licata, Jr.	☐	☐	☐

	1g. Mario M. Rosati	☐	☐	☐

	1h. Jure Sola	☐	☐	☐

	1i. Jackie M. Ward	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of Sanmina Corporation for its fiscal year ending September 28, 2019:	☐	☐	☐

3.	Proposal to approve the 2019 Equity Incentive Plan of Sanmina Corporation:	☐	☐	☐

4.

Proposal to approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers, as disclosed in the Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.

		☐	☐	☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date